Exhibit 2

BRASIL TELECOM PARTICIPAÇÕES S.A.

BRASIL TELECOM PARTICIPAÇÕES S.A.

CONSOLIDATED BALANCE SHEETS

As of December 31, 2008 and June 30, 2009

(In thousands of Brazilian reais)

		12/31/2008	06/30/2009
Current assets:
Cash and Cash Equivalents	Note 9	2,709,805	1,548,744
Cash investments	Note 10	775,502	318,111
Trade accounts receivable, net	Note 11	2,210,090	2,092,393
Inventories, net		54,048	48,996
Derivatives	Note 20	29,179	—
Recoverable taxes	Note 13	552,739	777,918
Deferred taxes	Note 8	421,224	584,554
Escrow Deposits	Note 14	679,012	868,471
Other assets		159,887	248,755

Total current assets		7,591,486	6,487,942
Non-current assets:
Long-term assets
Debentures	Note 12	—	1,573,756
Recoverable taxes	Note 13	570,458	506,637
Deferred taxes	Note 8	1,354,472	1,948,244
Escrow Deposits	Note 14	2,230,724	1,433,338
Other assets		145,626	162,880

Total long-term assets		4,301,280	5,624,855
Investments	Note 15	3,744	5,374
Property, plant and equipment, net	Note 16	5,902,640	5,228,558
Intangible assets	Note 17	1,638,285	1,643,653

Total permanent assets		7,544,669	6,877,585

Total non-current assets		11,845,949	12,502,440

Total assets		19,437,435	18,990,382

Current liabilities:
Payroll and related accruals		110,173	113,071
Accounts payable and accrued expenses		2,072,279	1,483,021
Taxes other than income taxes	Note 18	669,437	641,646
Dividends and employees’ profit sharing		516,469	424,271
Income taxes payable	Note 8	66,720	353,794
Loans and financing	Note 19	670,707	835,666
Derivatives	Note 20	89,920	120,914
Licenses to offer services	Note 21	160,074	96,089
Provisions for contingencies	Note 22	218,510	669,185
Provision for pensions and other benefits	Note 23	148,391	52,390
Other liabilities		248,353	250,989

Total current liabilities		4,971,033	5,041,036
Non-Current liabilities:
Income taxes payable	Note 8	109,084	176,768
Taxes other than income taxes	Note 18	262,060	377,130
Loans and financing	Note 19	3,993,198	3,750,750
Derivatives	Note 20	132,153	116,324
Licenses to offer services	Note 21	623,585	651,626
Provisions for contingencies	Note 22	714,114	936,618
Provision for pensions and other benefits	Note 23	607,400	607,533
Other liabilities		217,308	244,273

Total non-current liabilities		6,658,902	6,861,022
Minority interest		2,043,888	1,785,988
Shareholders’ equity:
Share capital		2,596,272	2,596,272
Capital reserves		309,178	309,178
Income reserves		2,879,008	2,879,008
Treasury shares		(20,846)	(20,846)
Accumulated loss		—	(461,276)

Total shareholders’ equity	Note 24	5,763,612	5,302,336

Total liabilities and shareholders’ equity		19,437,435	18,990,382

The accompanying notes are an integral part of the financial statements.

BRASIL TELECOM PARTICIPAÇÕES S.A.

CONSOLIDATED STATEMENTS OF OPERATIONS

Interim periods ended June 30, 2008 and 2009

(In thousands of Brazilian reais, except income per share)

		2008	2009
		(as restated)
Net operating revenue	Note 4	5,654,997	5,415,395
Cost of services and sales	Note 5	(3,066,035)	(3,031,695)

Gross profit		2,588,962	2,383,700
Operating expenses:		(1,524,999)	(3,484,187)
Selling expenses		(676,537)	(835,110)
General and administrative expenses		(696,216)	(619,398)
Other operating expenses, net	Note 6	(152,246)	(2,029,679)

Operating income (loss) before net financial expenses		1,063,963	(1,100,487)
Financial expenses, net	Note 7	(62,592)	(2,415)

Operating income (loss)		1,001,371	(1,102,902)

Income (loss) before taxes and minority interests		1,001,371	(1,102,902)
Income and social contribution taxes benefit (expenses)	Note 8	(272,387)	367,502

Income (loss) before minority interest		728,984	(735,400)
Minority interest		(211,125)	262,700

Net income (loss)		517,859	(472,700)

Shares outstanding at the balance sheet date		362,488,413	362,488,413

Income (loss) per share outstanding at the balance sheet date – R$		1.43	(1.30)

The accompanying notes are an integral part of the financial statements.

BRASIL TELECOM PARTICIPAÇÕES S.A.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Interim Periods ended June 30, 2008 and 2009

(In thousands of Brazilian reais)

		Capital Reserves		Profit Reserves
	Share Capital	Capital Reserves	Treasury Shares	Legal Reserve	Investments Reserve	Retained Earnings	Total
Balances as of December 31, 2007	2,596,272	309,178	(20,846)	265,964	—	2,048,558	5,199,126

Forfeiture of dividends						29,248	29,248
Net income
Originally presented						516,539	519,539
Adjustments due to adoption of Law 11638/07						1,320	1,320

Net Income (as restated)						517,859	517,859
Legal Reserve
Dividends and interest on shareholders’ equity						(187,000)	(187,000)
Stock Options

Balances as of June 30, 2008	2,596,272	309,178	(20,846)	265,964	—	2,408,665	5,559,233

		Capital Reserves		Profit Reserves
	Share Capital	Capital Reserves	Treasury Shares	Legal Reserve	Investments Reserve	Retained Earnings	Total
Balances as of December 31, 2008	2,596,272	309,178	(20,846)	305,966	2,573,042	—	5,763,612
Forfeiture of dividends						11,336	11,336
Net income (loss)						(472,700)	(472,700)
Legal Reserve							—
Dividends and interest on shareholders’ equity
Stock Options						88	88

Balances as of June 30, 2009	2,596,272	309,178	(20,846)	305,966	2,573,042	(461,276)	5,302,336

The accompanying notes are an integral part of the financial statements.

BRASIL TELECOM PARTICIPAÇÕES S.A.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Interim periods ended June 30, 2008 and 2009

(In thousands of Brazilian reais)

	2008	2009
	(as restated)
OPERATING ACTIVITIES
Income (loss) before income tax and social	1,001,371	(1,102,902)
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation and Amortization	1,056,270	992,446
Allowance for Doubtful Accounts	216,336	361,084
Provision for Contingencies	236,779	2,060,164
Provision for Pension Plans	32,920	16,115
Accrued financial charges	242,614	171,516
Other	(10,177)	13,971
Changes in assets and liabilities
Increase in Trade Accounts Receivable	(276,005)	(243,386)
Decrease (increase) in Inventories	(20,032)	5,052
Increase in Payroll and Related accruals	35,499	(7,499)
Decrease in Accounts Payable and Accrued Increase (decrease) in Accounts Payable and Accrued	(68,372)	(173,085)
Increase (decrease) in Taxes	(219,076)	103,383
Increase (decrease) in Licenses to offer Services	53,172	(35,944)
Decrease in Provisions for Contingencies	(124,831)	(117,103)
Decrease in Provisions for Pension Plans	(54,916)	(111,984)
Increase (decrease) in Other assets and liabilities	(80,467)	(90,434)
Financial charges paid	(253,497)	(305,742)
Income tax and social contribution paid	(323,063)	(223,173)

CASH PROVIDED BY OPERATING ACTIVITIES	1,444,525	1,312,479
INVESTING ACTIVITIES
Cash Investments	528,769	455,687
Credits with related parties	—	(1,500,000)
Proceeds from Sale of Fixed Assets	77,174	1,459
Escrow Deposits	(807,997)	(738,338)
Investments in Intangible and Fixed Assets	(597,946)	(772,204)

CASH FLOW FROM INVESTING ACTIVITIES	(800,000)	(2,553,396)
FINANCING ACTIVITIES
Dividends/interest on capital paid in the Year	(860,841)	(580)
Loans and Financing	100,000	332,683
Repayment of Loans	(168,169)	(252,247)

CASH FLOW FROM FINANCING ACTIVITIES	(929,010)	79,856

INCREASE IN CASH AND CASH EQUIVALENTS	(284,485)	(1,161,061)

CASH AND CASH EQUIVALENTS
AT THE BEGINNING OF THE YEAR	730,004	2,709,805
AT THE END OF THE YEAR	445,519	1,548,744

The accompanying notes are an integral part of the financial statements.

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

1.	Operations

Brasil Telecom Participações S.A. (the “Company”) is a publicly–traded company, established in accordance with article 189, of Law 9472/97 – General Telecommunications Act, as part of the spin-off process of TELEBRÁS, whose the protocol and justification of which were approved on May 22, 1998 at a Shareholders’ Meeting. The Company is engaged in the holding the control of companies that exploit fixed public telephony services in Region II of the General Concession Plan (“PGO”) approved by Decree 2534, dated April 2, 1998. Such control is exercised by Brasil Telecom S.A., a utility services concessionaire engaged in the provision of Switched Fixed Telephony Services (“STFC”) in Region II of the PGO. Additionally, the Company may hold equity interests in other companies. The Company is registered with the Brazilian Securities and Exchange Commission (“CVM”) and the U.S. Securities and Exchange Commission (“SEC”). Its shares are traded on the São Paulo Stock Exchange (“Bovespa”), where it also integrates level 1 of Corporate Governance, and its American Depositary Receipts (“ADRs”) are traded on the New York Stock Exchange (“NYSE”). The Company’s control is exercised by SOLPART Participações S.A. (“SOLPART”), corresponding, at the balance sheet date, to 51.41% of the voting capital and 18.93% of total capital.

On January 8, 2009, Telemar Norte Leste S.A. (“TMAR”) acquired, through its indirect subsidiary Copart 1 Participações S.A. (“Copart 1”), the shareholding control of the Company and Brasil Telecom S.A.

The Agreement for Acquisition of the Company’s Shares (the “Agreement”), entered into on April 25, 2008, was disclosed through a Material Event Notice by the involved companies issued on the same date, and supplemental material event notices were issued on events or facts inherent to the Agreement. All material event notices are available for consultation on the website www.brasiltelecom.com.br/ri.

The change in the shareholding control of Brasil Telecom to TMAR consisted of the acquisition of 100% of the shares of Invitel S.A., which holds 99.99% of the shares of SOLPART.

The Company is registered at the Brazilian Securities and Exchange Commission (“CVM”) and at the U.S Securities and Exchange Commission (“SEC”). Its shares are traded on the São Paulo Stock Exchange (“Bovespa”), where it also integrates level 1 of Corporate Governance, and its American Depositary Receipts (ADRs) are traded on the New York Stock Exchange (“NYSE”).

Direct Subsidiaries

a)	Brasil Telecom S.A.

Brasil Telecom S.A. is a utility services concessionaire engaged in the provision of STFC in Region II of the PGO, covering the Brazilian states of Acre, Rondônia, Mato Grosso, Mato Grosso do Sul, Tocantins, Goiás, Paraná, Santa Catarina and Rio Grande do Sul, in and the Federal District. Brasil Telecom S.A. has been providing STFC in this area since July 1998, operating as a local and intraregional long-distance carrier. Since January 2004, Brasil Telecom S.A. also provides domestic and international long-distance services in all Regions. Local services started to be provided outside Region II in January 2005. The concession agreements in effect, on local and long-distance services, came into effect on January 1, 2006 and are effective until December 31, 2025. Additional information on these agreements is provided in note 28.i. Information on the quality and universal service targets of the Switched Fixed Telephony Services (STFC) of our Subsidiary is available to all those interest on the website of the National Telecommunications Agency (ANATEL), at www.anatel.gov.br.

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

b)	Nova Tarrafa Participações Ltda. and Nova Tarrafa Inc.

The Company also holds the control of Nova Tarrafa Participações Ltda. (“NTP”) and Nova Tarrafa Inc. (“NTI”). These subsidiaries are engaged in holding interest in the capital of Internet Group (Cayman) Limited (“iG Cayman”), a company engaged in the provision of Internet access services. The control of iG Cayman is held by Brasil Telecom Serviços de Internet S.A., another indirect subsidiary operating in the Internet industry. NTP’s and NTI’s interest in iG Cayman is 9.42% and 0.16%, respectively, and aggregate interest held, together with Brasil Telecom service de Internet S.A., is 100%.

Indirect Subsidiaries

During 2006, the corporate restructuring of the subsidiaries of Brasil Telecom S.A., was approved by this company’s Board of Directors. This restructuring aimed at optimizing the control structure through downsizing of companies, concentration of similar activities and simplification of intercompany shareholdings. The corporate changes performed, carried out at book values, did not have material impacts on the cost structure. The changes that took place in the quarters and or years are mentioned in the comments on the companies presented below, when attributed to them. Subsidiary Brasil Telecom S.A. holds the control of the following companies:

a)	14 Brasil Telecom Celular S.A. (“BrT Celular”)

Wholly-owned subsidiary which has been operating since the fourth quarter of 2004 in the provision of Personal Mobile Services (SMP), with an authorization to serve Region II of the PGO.

b)	BrT Serviços de Internet S.A. (“BrTI”):

Wholly-owned subsidiary whose main purpose was to provide broadband Internet access services up to July 31, 2008. On August 1, 2008, the Internet activities were transferred to its subsidiary Internet Group do Brasil S.A., and corresponded to spun-off assets of R$26,423, calculated at book value. BrTI reduced the value of its capital stock held by Brasil Telecom S.A. in the same amount, which in turn received an increase in capital from Internet Group do Brasil S.A.

BrTI continues to provide value-added services, serving clients whose contracts provide for specific terms and conditions.

BrTI holds the control of the following companies:

iG Companies

The iG companies comprise Internet Group (Cayman) Limited (“iG Cayman”), iG Participações S.A. (“iG Part”) and Internet Group do Brasil S.A. (“iG Brasil”).

iG Brasil operates as a dialup and broadband Internet access provider. It also provides value-added services targeted for the home and corporate markets, including the Internet connection accelerator. In addition, iG Brasil also sells advertising space on its portal.

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

BrTI’s control over the iG Companies up to April 25, 2008 was represented by its 88.81% interest in the capital of iG Cayman, established in the Cayman Islands. On said date, iG Cayman reported dividends to the holders of A Series Convertible Preferred Shares, in the amount of R$76,494, of which R$51,215 to the shareholder BrTI and R$25,279 million to minority shareholders outside Brasil Telecom companies. Subsequently, iG Cayman repurchased the shares held by the minority shareholders outside Brasil Telecom companies, in the amount of R$19,552 (par value). After the share buyback, BrTI started to hold a 90.42% interest in iG Cayman. The said share buyback was mentioned in the Company’s Market Release issued on April 29, 2008.

iG Cayman is a holding company that controls iG Participações S.A. (“iG Part”), which holds a 32.53% interest in the capital of iG Brasil. iG Part and iG Brasil are companies organized and constituted in Brazil.

On June 2, 2008, iG Brasil incorporated Freelance S.A. (“Freelance”), a company which held iBest’s operations, targeted for the Internet sector, and, accordingly, compatible to iG’s operations. The merger report prepared based on the closing down financial statements of Freelance, dated May 31, 2008, calculated spun-off net assets in the amount of R$102,917. BrTI, which was the holder of 100% of Freelance’s capital, currently holds 53.82% of the total shares of iG Brasil.

As regards the former ownership structure of the companies that comprised iBest’s operations, iBest Holding Corporation, which was incorporated in the Cayman Islands, discontinued operations and was dissolved. The company’s dissolution certificate, issued in the Cayman Islands on May 23, 2008, resulted in the write-off of the investment of R$34 recorded in BrTI, its sole shareholder.

On June 2, 2008, iG Brasil also incorporated Central de Serviços Internet Ltda. (“CSI”), a company in which it held a 99.99% interest. CSI provided services for iG Brasil on an exclusive basis and the total net assets merged, included in the report dated May 31, 2008, amounted to R$1,367.

On March 9, 2009, iG Brasil acquired 19.9% of Z Investimentos S.A. (“Z Investimentos”), whose total shareholders’ equity is R$1,501 and is represented by its capital stock. Z Investimentos is a holding company and the reporting date of these interim financial statements had an investment of R$500 corresponding to 75% of the capital of MOIP Pagamentos S.A. (“MOIP”), a company engaged in the provision of web-based technology, collection and accounts payable and receivable services.

Agência O Jornal da Internet Ltda. (“Jornal Internet”)

BrTI holds a 30% interest in the capital of Jornal Internet, a company engaged in the on-line sale of goods and services, issue of daily newspapers or magazines, and gathering, generation and disclosure of news on selected events. Seventy percent of the capital of Jornal Internet is held by Caio Túlio Vieira Costa, executive vice president of the Internet companies controlled by the Brasil Telecom S.A.

c)	Brasil Telecom Cabos Submarinos Ltda. (“BrT CS”):

Brasil Telecom Cabos Submarinos Ltda. (“BrT CS”), together with its subsidiaries, operates through a system of underwater optical fiber cables, with connection points in the United States, Bermuda, Venezuela and Brazil, allowing data traffic through integrated service packages, offered to local and foreign corporate customers.

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

BrT CS holds the total capital of Brasil Telecom Subsea Cable Systems (Bermuda) Ltd. (“BrT SCS Bermuda”), which, in turn, holds the total shares of Brasil Telecom of America Inc. (“BrT of America”) and Brasil Telecom de Venezuela, S.A. (“BrT Venezuela”). On December 24, 2008, the registration of Brasil Telecom de Colombia, Empresa Unipersonal (“BrT Colombia”) was obtained, a company which is controlled by BrT SCS Bermuda. The new company is awaiting payment of its capital and does not have business operations at the balance sheet date.

d)	Brasil Telecom Comunicação Multimídia Ltda. (“BrT Multimídia”):

Brasil Telecom S.A. holds an 90.46% interest in the capital of BrT Multimídia, whereas the remaining 9.54% is held by BrTI.

BrT Multimídia provides private telecommunications network services through local optical fiber digital networks in São Paulo, Rio de Janeiro and Belo Horizonte, and a long-distance network connecting these metropolitan business centers. It operates nationwide through commercial agreements with other telecommunications companies to offer services to the other Brazilian regions. It also has Web solution centers in São Paulo, Brasília, Curitiba, Porto Alegre, Rio de Janeiro e Fortaleza, which offer co-location, hosting and other value-added services.

e)	Vant Telecomunicações S.A. (“VANT”):.

A company whose capital is almost entirely held by Brasil Telecom S.A. BrTI holds only one share in VANT’s capital, which represents an interest of less than 0.01%.

VANT is engaged in the provision of multimedia communication services, purchase and onerous assignment of capabilities and other means, and operates in the capitals of the major Brazilian states.

f)	Brasil Telecom Call Center S.A. (“BrT Call Center”)

BrT Call Center is a wholly-owned subsidiary of Brasil Telecom S.A. and is engaged in the provision of call center services for third parties, including customer service, outbound and inbound telemarketing, training, support, consulting services and related activities. This company’s startup was in November 2007 by providing call center services for Brasil Telecom S.A. and its subsidiaries which require this type of service. Previously, the call center services were outsourced.

g)	BrT Card Serviços Financeiros Ltda. (“BrT Card”)

Company established to provide management, control and support services for the development and sale of financial products and services, whose articles of organization were registered on July 17, 2008. Its capital was paid up on September 17, 2008, and Brasil Telecom S.A. holds 99.99% of the shares, whereas the remaining capital is held by BrTI. At the balance sheet date, BrT Card had only highly liquid cash investments resulting from the payment of capital, and had not yet started its operations.

Corporate Restructuring of the Company and Brasil Telecom S.A.

The purpose of the corporate restructuring was to optimize the control structure, streamline cross-shareholdings and use the synergy between activities, enhancing operational efficiency.

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

In this context, TMAR acquired the following number of shares through takeover bids (“OPAs”) of common shares of the Company and Brasil Telecom S.A., held on June 23, 2009 on the electronic system of the São Paulo Stock Exchange (BOVESPA):

(i) 40,452,227 shares of the Company acquired by Copart 1 Participações S.A., at the unit price of R$64.71 per share, representing 78.61% of the shares tendered in the takeover bid, in the total amount of R$2,617,664; and

(ii) 630,872 shares of Brasil Telecom S.A. acquired by Copart 2 Participações S.A., at the unit price of R$60.64 per share, representing 27.67% of the shares tendered in the takeover bid, in the total amount of R$38,256.

After the completion of the takeover bids above, TMAR’s subsidiaries became the holders of 91.70% of the common shares and 54.68% of the total capital of the Company, less treasury shares.

As disclosed by Telemar Norte Leste S.A. in a material event notice dated April 25, 2008, the corporate restructuring will also comprise the merger, under Article 230 of the Brazilian Corporate Law, of the Company by its subsidiary Brasil Telecom S.A., followed by the merger of its shares, under Article 252 of the Brazilian Corporate Law, of Brasil Telecom S.A. by a subsidiary of Telemar and its subsequent merger, under Article 230 of the Brazilian Corporate Law, by Telemar. On December 19, 2008, the National Telecommunications Agency (ANATEL) issued Act 7828, whereby the Executive Board granted prior approval for the subsequent corporate acts regarding the merger of the companies or the merger of the shares of the companies Invitel S.A., Solpart Participações S.A. and the Company by Telemar Norte Leste S.A.

The first phase of the corporate restructuring, consisting of a series of mergers, was carried out on July 31, 2009; the details of such corporate restructuring are described under Subsequent Events (note 29).

2.	Presentation of the interim financial statements and consolidation criteria

Interim Financial Statements Preparation Criteria

The interim financial statements have been prepared in conformity with accounting practices adopted in Brazil, the provisions of Corporate Law and the standards of the Brazilian Securities Commission (CVM). The set of practices and standards that governs accounting records and financial statement preparation changed from the fiscal year ended December 31, 2007. However, the changes have been applied to financial statements for the year ended December 31, 2008. During 2008, the interim financial statements were originally presented according to the previous accounting practices. For purposes of consistency with the current accounting practices, comparative information for the prior year is being presented, when applicable.

Additionally, we have made reclassifications of prior year’s comparative interim financial statements to conform them to the disclosure of the interim financial statements of the current Parent Company. These reclassifications are as follows:

Taxes on gross revenue from related-party transactions

In prior year’s interim financial statements taxes on gross revenue attributed to related-party transactions were reclassified in consolidations and recorded as deductions from gross revenue. Currently, these taxes are recognized as other operating expenses in the consolidated interim financial statements.

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

Employee and Management Profit Sharing

Previously recorded under Operating costs and expenses, segregated in the structure costs of services and sales, sales expense and general and administrative expense, it is now recognized under Other operating expenses.

Inflation adjustment of reserve for contingencies

Previously recognized under Other operating expenses and now recognized as financial expenses.

Reversal of interest on capital

Interest on capital declared to shareholders is recorded under financial expenses. Its reversal in 2008, however, was stated in the line prior to Net income. Starting the current year, interest on capital is eliminated within financial expenses.

The effect of these reclassifications are shown below:

	06/30/2008
	Taxes on gross revenue	Cost of sales and services	Selling expenses	General and administrative expenses	Other operating expenses	Financial expenses	Reversal of interest on capital
Taxes on gross revenue	69,697	—	—	—	(69,697)	—	—
Employee and management profit sharing	—	14,995	12,917	25,880	(53,792)	—	—
Inflation adjustment of reserve for contingencies	—	—	—	—	63,952	(63,952)	—
Reversal of interest on capital	—	—	—	—	—	267,185	(267,185)

Law 11638/07 and Law 11941/09

On December 28, 2007, Law 11638/07 was enacted, altering and introducing new provisions to the Brazilian Corporate Law (Law 6404/76). Said law establishes several changes regarding fiscal years and the preparation of financial statements, to conform these financial statements to the international accounting standards (“IFRS”), and, accordingly, has empowered the CVM to issue accounting standards and procedures for publicly-held companies.

On December 3, 2008, Provisional Act 449 (“MP 449/08”) was enacted as a law, introducing the Transition Tax Regime (“RTT”) for determination of taxable income, which addresses the tax adjustments arising from the new accounting methods and criteria introduced by Law 11638/07, and introduces some changes to Law 6404/76. The Provisional Act was sanctioned through Law 11941/09 on May 27, 2009.

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

Summary of the impacts of Law 11638/07 and Law 11941/09

The table below presents the reconciliation of shareholders’ equity and net income (loss) disclosed in the interim financial statements for the quarter ended June 30, 2008, under Law 11638/07, necessary to allow the comparability with the current quarter and refers to adjustment items to said Law applied and presented in the financial statements for the year ended December 31, 2008.

	6/30/2008
	Shareholders’ equity	Net income
Balances originally reported	5,605,300	516,539
Finance leases	(5,947)	2,202
Share-based payments	(26,095)	(12,274)
Write-off of deferred charges	(60,316)	20,353
Fair value of financial instruments	(1,524)	(1,804)
Equity in subsidiaries on Law 11638/07 adjustments in subsidiaries	—	(432)
Gains on investments	—	14
Non-controlling interest	22,419	(846)
Income tax and social contribution on adjustments, net	25,396	(5,893)
Balance adjusted to Law 11638/07	5,559,233	517,859

Principles of consolidation

The Company and its subsidiaries maintain consistent accounting practices.

These consolidated financial statements were prepared in accordance with CVM Resolution 247/96 and include the Company and its subsidiaries listed in Note 1 to these financial statements.

The main consolidation procedures include:

•	Addition of assets, liabilities, income and expense accounts according to their accounting substance.

•	Elimination of intercompany accounts and transactions.

•	Elimination of intercompany investments, shareholdings, reserves and retained earnings.

•	Segregation of the portions of shareholders’ equity and income held by non-controlling shareholders, indicated in specific items.

•	Consolidation of exclusive investment funds described in note 9.

3.	Summary of principal accounting practices

The criteria mentioned below refer to practices adopted by the Company and its subsidiaries.

a.	Cash and Cash Equivalents

Cash includes cash and available bank accounts. Cash equivalents are short-term investments, with original maturity of up to ninety days, consisting of highly liquid securities, readily convertible into cash and with immaterial risk of change in amount, stated at cost plus income earned through the balance sheet date, not exceeding fair value.

b.	Cash Investments

The Company classifies its cash investments in securities as follows: (i) securities held for trading; (ii) securities held to maturity; and (iii) securities available for sale, linked to the purpose of said investments.

The securities held for trading are stated at fair value and their effects are recorded in the statement of income. The securities held to maturity are measured at acquisition cost plus accrued income, net of a provision for adjustment to recoverable value, when applicable. The securities available for sale are stated at fair value and their effects are recorded under the caption “Valuation Adjustments to Shareholders’ Equity”, when applicable.

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

c.	Trade accounts receivable

Accounts receivable from users of telecommunications services are recorded at the amount of the tariff or service on the date the service is provided and do not differ from their fair values. Service accounts receivable include receivables from services provided and not invoiced up to the balance sheet date. Accounts receivable from sales of cell phones and accessories are recorded at the amount of the sales made when the goods are delivered and accepted by customers.

d.	Allowance for doubtful accounts

An allowance for write-down to recoverable value is recorded when there is objective evidence that the Company will not be able to collect all the amounts due within the original terms of its accounts receivable.

The criterion adopted for recording the allowance for doubtful accounts takes into consideration the calculation of the actual loss percentages incurred on each maturity of accounts receivable, from when receivables are past-due for more than 60 days, increasing progressively, as follows:

Past-due receivables	Accrued loss %
From 1 to 60 days	Zero
From 61 to 90 days	40
From 91 to 120 days	60
From 121 to 150 days	80
Over 150 days	100

In the quarter ended June 30, 2008, the criterion adopted for recording the allowance for doubtful accounts takes into consideration the calculation of the actual loss percentages incurred on each maturity of accounts receivable. Future losses on the current receivables balance are estimated based on these loss percentages.

e.	Inventories

Segregated into:

i) Maintenance material inventories classified in current assets in accordance with the period in which they will be used are stated at average cost, not exceeding replacement cost;

ii) Inventories for plant expansion, classified under property, plant and equipment, are stated at average cost and are used to expand the telephone plant; and

iii) Inventories of goods for resale, classified in current assets. Stated at average cost and basically represented by cell phones and accessories.

For inventories regarded as obsolete, allowances for losses are recorded. For cell phones and accessories, adjustments are recorded in cases in which the purchases are made at amounts exceeding the sales amount, adjusting them to net realizable value.

f.	Investments

Investments in subsidiaries are accounted for under the equity method. Other investments are stated at cost, less an allowance for losses, when applicable.

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

g.	Property, plant and equipment

Stated at acquisition or construction cost, less accumulated depreciation. Historic costs include expenses which are directly attributable to the purchase of the assets. Financial charges arising from obligations which finance assets and works in progress are capitalized.

Subsequent costs are added to the carrying value of the asset or recognized as assets separately, as appropriate, only when these assets generate future economic benefits and can be measured in a reliable manner. The residual balance of the replaced asset is written off. Maintenance and repair expenses are recorded in the statement of income in the year in which they are incurred.

Assets under finance leases are recorded in property, plant and equipment at the lower of fair value of the present value of the minimum lease payments, from the initial date of the agreement.

Depreciation is calculated under the straight-line method, in accordance with the estimated economic useful lives of the assets, which are periodically reviewed by the Company. The costs of land are not depreciated.

The Company monitors and evaluates whether there is any indication that the assets may be impaired. No allowances were recorded for impairment of property, plant and equipment.

h.	Intangible assets

Intangible assets are stated at acquisition cost, less accumulated amortization and impairment losses, when applicable.

Consist basically of regulatory permits for the use of radiofrequency and the provision of Personal Mobile Services (SMP), software use rights and goodwill on the acquisition of investments, calculated based on expected future economic benefits.

Amortization of intangible assets is calculated on a straight–line basis and considers, in the case of: (i) permit terms—the effective term of the permit, and (ii) software—a maximum period of five years. Goodwill calculated based on expected future earnings is not amortized from 2009.

i.	Impairment of Long-lived Assets

An assessment is performed annually or whenever events or changes in circumstances indicate that the carrying amount of an asset or group of assets may not be recoverable. Long-lived assets may be identified as those which have an undefined useful life and those subject to depreciation and amortization (property, plant and equipment and intangible assets). An impairment loss is recognized for the amount at which the asset’s carrying amount exceeds the recoverable value. Recoverable value is the higher of fair value less cost to sell and value in use. In order to be tested for impairment, the assets are grouped into the smallest identifiable group for which there are cash generating units, and projections are made based on discounted cash flows, supported by expectations on the Company’s operations in its several business segments. Said projections support the recovery of the Company’s assets.

j.	Leases

Leases are classified as finance lease when they substantially transfer all the risks and benefits inherent to their ownership.

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

Finance leases are recognized in the interim financial statements as assets and liabilities of the same amount, based on the fair value of the asset or the present value of minimum payments, established at the beginning of the leases. Initial costs directly attributable to leases are added to the amount recognized as an asset.

k.	Financial Assets and Liabilities at Fair Value

The financial assets recorded at fair value against income or losses are initially recognized at fair value and the transaction costs are recorded in the statement of income. The financial assets recorded are reversed when the rights to receive cash flows from the investments have expired or all the risks and benefits related to their ownership have been transferred.

Gains and losses on changes in the fair value of the group “Financial assets at fair value through income or losses” are presented in the statement of operations under the caption “Financial income (expenses), net” in the period in which they occurred.

The fair values of finance assets are based on the prices currently offered. If there is no active market for a financial asset is not available, the Company establishes the fair value by using evaluation techniques. This includes the use of arm’s length transactions, reference to other instruments which are substantially similar, discounted cash flow analysis and option pricing models, making a maximum use of market inflows and a minimum use of Company-specific inflows.

l.	Impairment of Financial Assets

The Company evaluates, at the balance sheet date, whether there is objective evidence that financial assets or a group of financial assets is impaired. A financial asset or group of financial assets is considered impaired when there is objective evidence, as a result of one or more events that occurred after the initial recognition of the asset, that the estimated future cash flows have been impacted.

m.	Derivatives at Fair Value Against Income

Derivatives are initially recognized at cost on the date a derivative contract is entered into and are subsequently measured at fair value. Changes in the fair value of any of these derivatives are recorded directly in the statement of income.

n.	Income Tax and Social Contribution on Income and Deferred Charges

Income tax and social contribution on income are recorded under the accrual basis. Said taxes resulting from temporary differences and tax loss carry forwards are recorded in assets or liabilities, according to each case, only under the assumption of future realization or payment. The Company evaluates and reduces deferred tax assets as it identifies that it is unlikely that there will be sufficient future taxable income to enable the full or partial utilization of the deferred taxes.

Deferred income tax and social contribution are fully recognized on temporary differences between assets and liabilities recognized for tax purposes and the related amounts recognized in the consolidated financial statements. However, deferred income tax and social contribution are not recognized when generated upon the initial recognition of assets and liabilities which do not affect the tax basis, except for business combinations.

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

Deferred income tax and social contribution are determined by using the tax rates in effect at the balance sheet date, which are applied when the assets related to deferred income tax and social contribution are realized, or when deferred income tax and social contribution obligations are settled.

o.	Loans and financing

Adjusted by the inflation or exchange changes and interest incurred through the balance sheet date. The transaction costs incurred are recorded, measured at amortized cost and recognized in the statement of income by using the effective interest rate method.

p.	Provisions for contingencies

The provisions for contingencies are recognized based on evaluations of their risks and quantified based on economic grounds and legal opinions on the lawsuits and other contingencies known at the balance sheet date. Such provisions are recognized when there is a current legal or constructive obligation arising from past events, and it is probable that a disbursement of funds will be required to settle this obligation and the amount of the reserve can be reliably measured. The reserves are calculated at the fair value of the expenses expected on the settlement of the obligation. The basis and nature of these provisions are described in note 22.

q.	Employee Benefits

The employee benefits offered by the Company are as follows:

(i)	Supplementary Pension Plan: The private pension plans and other postretirement benefits sponsored by the Company are managed by three foundations. The contributions are determined based on actuarial calculations, when applicable, and recorded against income (loss) under the accrual basis.

The Company has defined benefit and defined contribution plans. A defined contribution plan is a pension plan under which the Company makes fixed contributions to a fund, which is managed by a separate institution. The sponsor is not under the legal or constructive obligation of making additional contributions, in the event the fund lacks sufficient assets to pay all employees the benefits related to the services provided in the current year and in prior years. The contributions are recognized as employee benefit expenses as incurred.

The obligation recognized in the balance sheet, as regards the defined benefit pension plans presenting a deficit, corresponds to the present value of the benefits defined at the balance sheet date, less the fair value of the plan’s assets. The defined benefit is annually calculated by independent actuaries, who use the projected unit credit method. The present value of the defined benefit is determined by discounting the estimated future cash outflows, using the projected inflation rate plus long-term interest estimated at 6% per year. Supplemental information on private pension plans is provided in note 23.

(ii)	Profit Sharing: Accrued employee and management profit sharing is recognized under the accrual basis and recorded as an expense. The determination of the amount, which is paid in the year subsequent to that in which the profit sharing was accrued, considers the target program established with the employees’ union, through a collective bargaining agreement, pursuant to Law 10101/00 and the By-laws.

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

(iii)	Stock Options: Subsidiary Brasil Telecom S.A. has a stock option plan to its management and employees, and the options are settled in shares. The fair value of the services received from employees in exchange for these options is determined based on the fair value of the options, established at the grant date.

Brasil Telecom S.A. also has stock options of the Company, which are granted to management and employees. These options are considered options settled in cash. Brasil Telecom S.A. revaluates the fair value of the options granted at the balance sheet date and recognized changes in fair value in the statement of income.

The fair value of the services received from employees and management in exchange for the options is recognized as an expense during the vesting period. Brasil Telecom S.A. reviews the estimate of the number of options expected to be exercised and recognizes the impacts of this review in the statement of income. The options settled in shares are recorded as an expense as a contra entry to an increase in shareholders’ equity.

r.	Revenue recognition

Revenues mainly refer to the amount of the payments received or receivable for sales of services in the regular course of the Company’s consolidated activities. Revenue is stated at the gross amount, less approximate taxes, returns and discounts.

Revenue is recognized when it can reliably measured, it is probable that future economic benefits will be transferred to the Company, the transaction costs can be measured, the risks and benefits have been substantially transferred to the buyer and certain specific criteria have been met for each of the Company’s activities.

Service revenues are recognized when the services are provided. Local and long distance calls are charged based on time measurement according to the legislation in effect. The services charged based on monthly fixed amounts are calculated and recorded under the straight-line basis. Prepaid services are recognized as advances from customers and recognized in revenue as they are used by the customers.

Revenue from sales of payphone cards [Public Use Telephony (TUP)], cell phones and accessories is recognized when these items are delivered and accepted by the customers. Discounts on services provided and sales of cell phones and accessories are taken into consideration in the recognition of the revenues to which they are linked. Revenues involving transactions with multiple elements are identified in relation to each of their components and the recognition criteria are applied on an individual basis. Revenues are not recognized when there is significant uncertainty as to their realization.

s.	Expense recognition

Expenses are recognized under the accrual basis, considering their relation with revenue realization. Prepaid expenses relating to future years are deferred.

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

t.	Financial expenses, net

Financial income is recognized under the accrual basis and comprises interest on receivables settled after due date, gains on cash investments and gains on derivatives. Financial expenses consist of interest and other charges on loans, financing, derivative contracts, reversal of adjustments to present value and other financial transactions. They also include the recognition of interest on assets and liabilities recorded at present value.

Interest on capital to be attributed to mandatory minimum dividends is recorded as financial expenses and reversed to retained earnings, as in substance it consists of allocation of net income. To avoid impacting financial ratios and allow the comparability between presented periods, the reversals are being presented under financial expenses, thus annulling its impacts.

u.	Income tax and social contribution:

The provisions for income tax and social contribution payable and deferred income tax and social contribution on temporary differences and tax loss carryforwards are recognized at the aggregate tax rate of 34%. Prepaid income tax and social contribution are accounted for as recoverable taxes. Technical studies are conducted to estimate the future generation of taxable income, based on management prospects, considering the continuity of the companies and the generation income for an indefinite period, inclusive its perpetuity. This future income is adjusted to present value at the nominal value of recoverable tax credits over a period limited to ten years. The technical studies are updated annually and the tax credits are adjusted based on the results of these reviews. Taxable income projections consider estimates that are related, but not limited to, the Company’s performance and the performance of the market where it operates, as well as certain economic aspects. Actual results could differ from these estimates.

v.	Earnings per share

Earnings per share are calculated based on the amount of outstanding shares at the balance sheet date. Outstanding shares are represented by the total shares issued, less the shares held in treasury.

4.	Operating revenue from services and sales

	Period ended June 30,
	2008 (as restated)	2009
Local services:
Subscription	1,791,302	1,919,047
Fixed and Fixed x Mobile	1,396,934	1,301,317
Public telephones	254,482	201,026
Other	14,185	12,265

Total	3,456,903	3,433,655
Long distance services:
Intraregional	1,338,098	1,202,810
Interregional and International	138,480	120,609

Total	1,476,578	1,323,419
Mobile telephone services:
Telephone	823,799	851,812
Sales of goods	98,773	61,434

	922,572	913,246
Data transmission	1,511,225	2,230,378
Network services	382,212	384,597
Other	465,706	483,493

Gross operating revenues	8,215,196	8,768,788
Value added and other taxes on revenues	(2,122,156)	(2,070,501)
Discounts	(438,043)	(1,282,892)

Net operating revenue	5,654,997	5,415,395

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

5.	Cost of services and sales

The costs incurred on goods and services are as follows:

	Period ended June 30,
	2008 (as restated)	2009
Depreciation and amortization	(852,902)	(845,522)
Personnel	(167,814)	(208,053)
Mobile handsets and accessories	(108,240)	(50,451)
Materials	(33,288)	(32,101)
Third party services	(1,598,628)	(1,544,324)
Rental, leases and insurance	(163,757)	(182,044)
Other	(141,406)	(169,200)

	(3,066,035)	(3,031,695)

6.	Other operating expenses, net

Other revenues and expenses attributed to operating activities are shown as follows:

	Period ended June 30,
	2008 (as restated)	2009
Receivables from settlement of litigation (a)	175,730	—
Taxes other than income taxes and VAT taxes	(139,605)	(94,284)
Recovery of expenses on pension plans – surplus (b)	—	21,820
Provision for actuarial liabilities of pension plan	(32,920)	(16,115)
Technical and administrative services	34,428	29,369
Provision for contingencies, net of reversal (c)	(238,213)	(2,060,164)
Subventions and Donations received	6,926	5,254
Fines and expenses recovered	131,468	86,526
Infrastructure rentals	42,296	48,887
Donations and sponsoring	(11,075)	(3,544)
Court fees	(27,532)	(29,687)
Reversal of other provisions	65,455	6,668
Write-off of allowance for investment losses	(87,346)	—
Amortization of goodwill on acquisition of investment	(41,557)	—
Gain (loss) on write-off of property, plant and equipment and intangible assets	(7,953)	930
Employee and management profit sharing	(53,792)	(21,204)
Stock option plan	(12,274)	—
Other	28,371	(8,766)

	(165,593)	(2,034,310)

(a)	Refer to the amount received as a result of the Litigation Release and Settlement Instrument entered into by the Company, its subsidiary 14 Brasil Telecom Celular S.A. and its Parent Company, Opportunity Fund/ Banco Opportunity and their associates, and Telemar Norte Leste S.A., which are detailed in note 1, under a specific item.

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

(b)	The recovery of expenses on pension funds is related to the assets recorded, mentioned in note 23.

(c)	Accrued contingencies are reported in note 22.

7.	Financial expenses, net

	Period ended June 30,
	2008	2009
Financial income:
Interest income	422,560	532,135
Financial expenses:
Losses on foreign currency financing and monetary variations	(213,492)	(221,685)
Interest expense	(271,660)	(312,865)

	(62,592)	(2,415)

8.	Income and social contribution taxes expenses

Brazilian income taxes comprise federal income and social contribution taxes. The rate for income tax is 25% and the rate for social contribution tax is 9%, producing a combined statutory rate of 34%.

The provisions for income and social contribution taxes recognized in the statements of operations, all of which are Brazilian taxes, are as follows:

	Period ended June 30,
	2008	2009
Income tax and social contribution tax	(395,554)	(314,428)
Deferred taxes	123,167	681,930

	(272,387)	367,502

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

The following is a reconciliation of the amounts calculated by applying the combined statutory tax rates to the reported income before taxes and the reported income tax expense:

	Period ended June 30,
	2008	2009
Income (loss) before taxes and profit sharing	1,001,371	(1,102,902)
Reversal of interest on capital	(267,185)	—
Income (loss) of companies not subject to income tax and social contribution calculation (i)	197	(5,124)
Income (loss) before taxes as reported in the accompanying consolidated financial statements	734,383	(1,108,026)
Combined statutory rate	34%	34%
Tax expense at the combined statutory rate	(249,690)	376,729
Permanent additions:
Goodwill amortization	(13,535)	—
Exchange variation on equity investments	(1,375)	(2,897)
Changes in ownership interest in subsidiaries	(15,031)	(3)
Non-deductible expenses (fines and souvenirs)	—	(1,322)
Other losses	(34,319)	(18,607)
Permanent exclusions:
Non-taxable income	39,687	4,907
Other items:
Unrecognized tax loss	5,414	8,495
Other, net	(3,538)	200

Income and social contribution tax (expenses) benefit as reported in the accompanying consolidated financial statements	(272,387)	367,502

(i)	Income (loss) of subsidiaries that do not recognize income tax and social contribution on tax loss carryforwards because they do not have any prospects that they will be recovered.

The composition of deferred tax assets and liabilities, based on temporary differences, is as follows:

	December 31, 2008	June 30, 2009
Deferred tax assets:
Provision for contingencies	437,326	1,116,886
Provision for actuarial deficiency – FbrTPrev	256,969	224,374
Allowance for doubtful accounts	132,450	180,624
Tax loss carry forwards	739,296	785,001
ICMS – 69/88 Agreement	25,481	21,188
Provisions for COFINS/CPMF/INSS and FUST Suspended Collection	107,983	137,389
Provision for losses – inventories and construction in progress	9,408	10,871
Write-off of deferred charges - adjustment to Law 11638/07	13,589	6,669
Leases - adjustment to Law 11638/07	1,561	1,756
Other	51,633	48,040

Total	1,775,696	2,532,798

Current	421,224	584,554
Non-current	1,354,472	1,948,244

	December 31, 2008	June 30, 2009
Deferred tax liabilities:
Inflation adjustment of escrow deposits	137,240	218,962
Additional indexation expense from pre-1990	6,871	6,676

Total	144,111	225,638

Current	35,429	49,168
Non-current	108,681	176,470

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

The composition of tax liabilities is as follows:

	December 31, 2008	June 30, 2009
Federal income tax payable	31,695	304,924

Total	31,695	304,924

Current	31,291	304,626
Non-Current	404	298

The Company has not provided a valuation allowance against the net deferred tax asset as of December 31, 2008 and June 30, 2009 arising out of temporary differences based upon management’s belief that it is more likely than not that such deferred tax asset will be realized in the future through reversal of the differences and its generation of taxable income. The taxable income basis for the registration of the deferred tax assets is calculated under Brazilian Corporate Law.

9.	Cash and Cash Equivalents

	December 31, 2008	June 30, 2009
Cash and banks	167,927	137,624
Cash Equivalents	2,541,878	1,411,120

	2,709,805	1,548,744

The cash equivalents portfolio is broken down as follows:

	December 31, 2008	June 30, 2009
Exclusive investment funds
Private securities	19,667	—
Cash and repurchase commitments Overnight	779,649	148,714

Subtotal	799,316	148,714
Private securities - Deposits certificates	1,633,266	1,177,932
Investments abroad - Deposits certificates	109,546	96,047

Subtotal of cash equivalent	2,542,128	1,422,693
Portion restrict by court order, considered in escrow deposits	(250)	(11,573)

Total cash equivalent	2,541,878	1,411,120

The exclusive funds, managed by financial institutions, hold portfolios of government bonds and time deposits (CDB’s) issued by major Brazilian financial institutions, and have average return close to the interbank rate (CDI) which are subject to repurchase agreement. They are subject to obligations restricted to the payment of asset management services provided, such as custody and audit fees, and other related expenses and there are no significant financial obligations or Company assets to collateralize these obligations.

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

10.	Cash investments

The investment portfolio is broken down as follows:

	December 31, 2008	June 30, 2009
Exclusive investment funds
Government securities	537,672	318,111
Private securities	237,830	—

Total Cash Investments	775,502	318,111

The securities held for trading at fair value represent investments in exclusive funds managed by prime financial institutions, and own-portfolio investments, mainly represented by federal government securities and private securities issued by prime financial institutions. Changes in the fair value of these financial assets are recorded under “Financial income (expenses)” in the statement of income.

11.	Trade accounts receivable, net

Trade accounts receivable are broken down as follows:

	December 31, 2008	June 30, 2009
Unbilled services	954,353	923,918
Billed services	1,589,911	1,682,734
Sale of goods	60,249	40,709

Subtotal	2,604,513	2,674,361
Allowance for doubtful accounts:
Services	(389,377)	(550,299)
Sale of goods	(5,046)	(4,669)

Subtotal	(394,423)	(554,968)

	2,210,090	2,092,393

As shown in note 3.d, the Company changed its accounting estimate on the allowance for doubtful accounts, in line with the estimate adopted by its indirect parent company TMAR. This change in estimate generated a consolidated increase in the allowance for doubtful accounts by approximately R$53,985 and net loss for the first half in the amount of R$38,541, net of taxes.

Past-due receivables are subject to a 2% fine on total debt, recorded under other operating income and collection of monthly prorated arrears interest of 1%, recorded under financial income and recognized when the first bill is issued after the payment of the past-due bill.

Brasil Telecom S.A. can block call origination after 30 days past due, and block call origination and receiving after 60 days past due, and remove the terminal from the customer after 90 days past due, provided the customers is notified 15 days in advance. After the terminal is removed, which usually takes place after 95 and 110 days past due, the name of the nonperforming customer is sent to credit reporting agencies.

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

The collection policy adopted by BrT Celular, according to ANATEL regulations set out in Resolution 316, established the partial suspension of the services until the full payment of all due amounts, when a bill past was due for more than 15 days and the customer failed to pay or settle the default after receiving the notice requesting payment. This policy also established that all calls received and originated would be blocked (full blocking) if the bills were not paid within 15 days after partial suspension of service. Services were canceled 45 days after full blocking, and then the name of the subscriber could be included in a credit reporting agency list.

The changes to the SMP Regulation went into effect on February 13, 2008, as approved by ANATEL Resolution 477/2007. This Resolution changed the default rules, as detailed below:

•	full blocking starts after 45 days, i.e., 30 days after partial blocking and no longer 15 days; and

•	the total term to terminate the contract is now 90 days after the maturity of the bill, as the other deadlines were not changed.

The changes in the allowance for doubtful accounts were as follows:

	Year ended December 31, 2008	Period ended June 30, 2008
Beginning balance	(375,390)	(394,423)
Provision charged to selling expense	(370,242)	(361,084)
Write-offs	351,209	200,539

Ending balance	(394,423)	(554,968)

12.	Due from related parties

	December 31, 2008	June 30, 2009
Private debentures – Principal	—	1,500,000
Interest on private debentures	—	73,756

Total	—	1,573,756
Noncurrent	—	1,573,756

The balance of interest on private debentures as of March 31, 2009 was reclassified to current liabilities from noncurrent liabilities.

Private debentures issued by Telemar Norte Leste S.A. - TMAR

Company Subscription

On February 17, 2009, the Company subscribed 11,648 nonconvertible debentures, issued by its indirect parent TMAR, for a unit price of R$103, totaling R$1,200,000. These debentures mature in five years, on December 11, 2013. These debentures yield interest equivalent to the DI compounded by spread of 4.0% per year, to be paid on the debentures’ maturity.

Subscription by Brasil Telecom Celular S.A.

On March 12, 2009, Brasil Telecom Celular S.A. subscribed 2,885 nonconvertible debentures, issued by TMAR, for a unit price of R$104, totaling R$300,000. These debentures mature in five years, on December 11, 2013. These debentures yield interest equivalent to the DI compounded by 4.0% per year, to be paid on the debentures’ maturity.

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

13.	Recoverable taxes

	December 31, 2008	June 30, 2009
Recoverable social contribution tax	8,923	68,957
Recoverable income tax	330,417	496,773
Sales and other taxes	783,857	838,816

Total	1,123,197	1,404,546

Current	552,739	777,918
Non-current	570,458	506,637

Most of the sales and other taxes are related to the ICMS (Imposto sobre Circulação de Mercadorias e Serviços - value added tax) recoverable which arose mostly from credits recorded upon the purchase of fixed assets, whose offset against ICMS payable may occur within 48 months.

14.	Escrow Deposits

The balances of escrow deposits referring to contingencies with possible and remote loss risks are as follows:

	December 31, 2008	June 30, 2009
Labor	299,155	176,107
Tax	93,294	91,716
Civil	2,517,287	2,033,986

Total	2,909,736	2,301,809

Current	679,012	868,471
Non-current	2,230,724	1,433,338

In compliance with the Resolution 489/05, of CVM, as from 2006 the amounts of escrow deposits linked to specific provisions for contingencies (Note 22) are presented net of the provisions.

	December 31, 2008	June 30, 2009
Escrow deposits before compliance with Resolution CVM 489/05	3,821,090	4,173,434
Less escrow deposits linked to contingencies and taxes other than income taxes:
Labor	(213,028)	(372,680)
Tax	(412,695)	(29,732)
Civil	(285,631)	(1,469,213)

Escrow deposits	2,909,736	2,301,809

The majority of the escrow deposits relate to the labor, civil lawsuits and tax cases, with the most significant individual item being the ICMS (State VAT), as described in Note 18 and the amount increased of escrow deposits is related, principally, to the rules introduced by the new Code of Civil Procedure in Brazil which started to require prior guarantee of process under discussion.

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

15.	Investments

	June 30, 2009	December 31, 2008
Investments accounted at cost	5,203	3,703
Tax incentives, net of allowances for losses	130	—
Other investments	41	41

Total	5,374	3,744

The advances for future capital increase in favor of the Subsidiary were taken into consideration in the assessment of investments, since allocated contributions are only awaiting the formalization of the corporate document so that the related capital increase is effected.

Investments accounted for under the equity method. comprise the Company’s ownership interests in its subsidiaries Brasil Telecom S.A., Nova Tarrafa Participações Ltda. and Nova Tarrafa Inc. The main information on these companies is as follows:

Investments stated at cost (less reserves when applicable) are represented by interests obtained by converting shares or capital quotas of tax incentives in regional FINOR/FINAN funds, Laws for Incentives for Information Technology Companies and Audivisual Law. The amount of R$ 5,374 (R$ 3,744 in December 31, 2008) is predominantly composed of shares of other telecommunications companies located in the regions covered by these regional incentives.

	BT S.A.	NTP (Ltda.)	NTI
Shareholders’ equity	5,448,631	1,940	281
Capital	3,470,758	32,625	2,339
Book value per share (R$)	9.95	0.06	280.37
Retained earnings (accumulated losses) in the period	(801,825)	2,220	—
Number of shares held by the Company
Common shares	247,317,180	—	1,003
Preferred shares	120,911,021	—	—
Shares	—	32,624,928	—
% interest in the subsidiary’s capital (i)
In total capital	67.23%	99.99%	100%
In voting capital	99.09%	99.99%	100%

(i)	Considers outstanding capital.

Equity in subsidiaries is broken down as follows:

	6/30/09	6/30/08 (Restated)
Brasil Telecom S.A.	(534,431)	447,370
Nova Tarrafa Participações Ltda.	2,220	(12,880)
Nova Tarrafa Inc. (i)	(30)	(390)

Total	(532,241)	434,100

(i)	Includes exchange rate changes on the foreign investment.

At the balance sheet date, the fair value of the investment in Brasil Telecom S.A. was R$15,303,992 (R$15,375,329 as of December 31, 2008) and was calculated based on the closing quotation on the last day of June 2009.

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

16.	Property, plant and equipment, net

The changes in property, plant and equipment are as follows:

	Works in progress	Automatic switching equipment	Transmission equipment and other (1)	Infrastructure	Buildings	Other assets	Total
Cost of PP&E (gross amount)
Balance as of 01/01/08	460,353	5,156,452	14,690,865	3,893,937	957,334	1,885,927	27,044,868
Additions	1,586,465	2,412	286,234	9,028	10,444	65,631	1,960,214
Write-offs	(41,951)	(4,614)	(110,684)	(21,176)	(1,758)	(29,813)	(209,996)
Transfers	(994,910)	148,854	593,369	113,961	4,420	57,087	(77,219)
Balance as of 12/31/08	1,009,957	5,303,104	15,459,784	3,995,750	970,440	1,978,832	28,717,867
Additions	246,251	985	54,073	2,009	1,014	20,699	325,031
Write-offs	(6,059)	(4,705)	(136,627)	(12,896)	(177)	(16,735)	(177,199)
Transfers	(805,453)	61,463	426,047	168,316	9,394	(53,634)	(193,867)
Balance as of 06/30/09	444,696	5,360,847	15,803,277	4,153,179	980,671	1,929,162	28,671,832
Accumulated depreciation
Balance as of 01/01/08	—	(4,929,268)	(11,880,114)	(2,582,977)	(565,294)	(1,396,002)	(21,353,655)
Depreciation expenses	—	(103,591)	(1,081,424)	(251,796)	(34,178)	(147,728)	(1,618,717)
Write-offs	—	4,951	109,022	19,406	703	23,102	157,184
Transfers	—	—	369	—	(25)	(383)	(39)
Balance as of 12/31/08	—	(5,027,908)	(12,852,147)	(2,815,367)	(598,794)	(1,521,011)	(22,815,227)
Depreciation expenses	—	(55,454)	(520,354)	(120,530)	(16,422)	(75,042)	(787,802)
Write-offs	—	4,459	125,720	11,353	51	18,172	159,755
Transfers	—	—	5	104	1	(110)	—
Balance as of 06/30/09	—	(5,078,903)	(13,246,776)	(2,924,440)	(615,164)	(1,577,991)	(23,443,274)
Net PP&E
Balance as of 01/01/08	460,353	227,184	2,810,751	1,310,960	392,040	489,925	5,691,213
Balance as of 12/31/08	1,009,957	275,196	2,607,637	1,180,383	371,646	457,821	5,902,640
Balance as of 06/30/09	444,696	281,944	2,556,501	1,228,739	365,507	351,171	5,228,558
Annual average depreciation rate	—	20.0%	18.5%	8.5%	4.5%	—

(1)	Transmission equipment and other include: data transmission and communication equipment

According to the STFC concession agreements, the Brasil Telecom S.A.’s assets that are indispensable for providing the service and qualified as “returnable assets” will be automatically returned to ANATEL when the concession ends, and the subsidiary will be entitled to the indemnities established in the legislation and the related agreements. The balance of gross cost of returnable assets on June 30, 2009, was R$22,334,816 (R$22,173,331 in December 31, 2008) and the residual value on the same date was R$2,864,626 (R$3,001,610 in December 31, 2008).

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

17.	Intangible assets

The changes in intangible assets are as follows

	Goodwill	Intangible assets in progress	Data processing systems	Trademarks and patents	Regulatory permits	Other	Total
Cost of intangible assets (gross amount)
Balance as of 01/01/08	531,300	9,565	2,174,381	687	387,871	109,447	3,213,251
Additions	16,801	264,861	6,654	—	489,985	—	778,301
Write-offs	(19,078)	—	(6,182)	—	—	(76,288)	(101,548)
Transfers	—	(260,656)	349,893	—	6,148	(11,007)	84,378
Balance as of 12/31/08	529,023	13,770	2,524,746	687	884,004	22,152	3,974,382
Additions	—	6,833	2,116	—	967	3,467	13,383
Write-offs	—	—	(143)	—	—	—	(143)
Transfers	—	47,201	142,964	—	—	235	190,400
Saldo em 06/30/09	529,023	67,804	2,669,683	687	884,971	25,854	4,178,022
Amortização Acumulada
Balance as of 01/01/08	(335,092)	—	(1,428,198)	(76)	(88,407)	(92,338)	(1,964,111)
Amortization expenses	(107,959)	—	(308,985)	(4)	(50,506)	(5,876)	(473,330)
Write-offs	18,941	—	6,080	—	—	76,287	101,308
Transfers	—	—	(12,050)	—	—	12,086	36
Saldo em 31/12/08	(444,110)	—	(1,743,153)	(80)	(138,913)	(9,841)	(2,336,097)
Amortization expenses	(1,242)	—	(165,026)	(2)	(30,752)	(1,391)	(198,413)
Write-offs	—	—	141	—	—	—	141
Transfers	—	—	—	—	—	—	—
Balance as of 06/30/09	(445,352)	—	(1,908,038)	(82)	(169,665)	(11,232)	(2,534,369)
Net intangible assets
Balance as of 01/01/08	176,208	9,565	746,183	611	299,464	17,109	1,249,140
Balance as of 12/31/08	84,913	13,770	781,593	607	745,091	12,311	1,638,285
Balance as of 06/30/09	83,671	67,804	761,645	605	715,306	14,622	1,643,653
Annual average amortization rate	—	—	20%	—	6.7%	20%	—

Composition of Goodwill

June 30, 2009
Goodwill on acquisition of iG	54,216
Goodwill on acquisition of iBest	19,026
Goodwill on acquisition of Brt Multimídia	7,358
Goodwill on acquisition of Globenet	—
Other	3,071

83,671

18.	Taxes other than income taxes

	December 31, 2008	June 30, 2009
ICMS (Value-added tax) (a)	702,645	655,942
Escrow deposits referring to agreement ICMS 69/98	(147,295)	(125,742)
Other taxes on operating revenues	376,147	488,576

	931,497	1,018,776

Current	669,437	641,646
Non-current	262,060	377,130

(a)	The ICMS balance comprises amounts arising from Agreement 69/98, which have been challenged in court and are deposited in escrow on a monthly basis. It also includes the ICMS deferral incentive granted by the State Government of Paraná.

19.	Loans and financing

	December 31, 2008	June 30, 2009
Financial institutions (a)	3,479,037	3,436,957
Public debentures (b)	1,080,000	1,080,000
Accrued interest	105,591	74,010
Leases	12,698	7,515
Accrued interest and other charges on leases	1,731	1,097

Subtotal	4,679,057	4,599,579

Cost incurred	(15,152)	(13,163)
Total	4,663,905	4,586,416
Current	670,707	835,666
Non-current	3,993,198	3,750,750

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

a.	Financial institutions

Financing from financial institutions denominated in local currency was as follows:

(i)	At June 30, 2009, local currency financing bore fixed interest of 2.4% to 10.0% per annum and variable interest based on one of the following reference rates: TJLP (Brazilian long-term interest rates) plus 2.3% to 5.5% per annum, UMBNDES (National Bank for Economic and Social Development currency basket) plus 5.5% per annum, 100% of CDI (Interbank Deposit Certificate rate). In June 30, 2009 the average CDI rate was 8.96% per annum.

(ii)	At December 31, 2008, local currency financing bore fixed interest of 2.4% to 10.0% per annum and variable interest based on one of the following reference rates: TJLP (Brazilian long-term interest rates, which was 6.25% per annum at December 31, 2008) plus 2.3% to 5.5% per annum, UMBNDES (National Bank for Economic and Social Development currency basket) plus 5.5% per annum, 100% and 104% of CDI (Interbank Deposit Certificate rate). In December 31, 2008 the average CDI rate was 13.61% per annum.

Financing denominated in foreign currency was as follows:

(iii)	At June 30, 2009, foreign currency financing bore fixed interest rate of 1.75% to 9.38% per annum, a variable interest based on LIBOR and 1.92% above the YEN LIBOR, resulting in a weighted average rate of 3.04% per annum. The LIBOR and YEN LIBOR rates for semi-annual payments were 1.11% and 0.70% per annum on June 30, 2009, respectively.

(iv)	At December 31, 2008, foreign currency financing bore fixed interest rate of 1.75% to 9.38% per annum, a variable interest based on LIBOR and 1.92% above the YEN LIBOR, resulting in a weighted average rate of 2.96% per annum. The LIBOR and YEN LIBOR rates for semi-annual payments were 3.13% and 0.99% per annum on December 31, 2008, respectively.

b.	Financing Agreements

On July 18, 2008, Brasil Telecom S.A. and BrT Celular entered into financing agreements with Banco do Brasil, in the amounts of R$42,000 and R$33,000, respectively. Such funds arise from the Mid-West Financing Constitutional Fund (FCO) and are invested in the expansion of the infrastructure network (voice, data and image) in the States of Goiás, Mato Grosso, Mato Grosso do Sul and the Federal District. The funds were released on August 8, 2008 and repayment terms include a one-year grace period, after which the financing will be repaid in sixty monthly installments, the last of which in August 2014. This financing bears interest of 10.0% p.a., payable by each company, and there are bonuses for timely payment of 15% discount on such charge.

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

c.	Public debentures

Fourth public issue: 108,000 non-convertible debentures with no renegotiation clause and a face value of R$10 each, totaling R$1,080,000, issued on June 1, 2006. The payment term is seven years, maturing on June 1, 2013. The yield corresponds to an interest rate of 104.0% of the CDI, payable on a half-yearly basis. Repayment, which shall indistinctly consider all debentures, will occur annually as from June 1, 2011, in three installments of 33.3%, 33.3% and 33.4% of the unit face value, respectively. At the balance sheet date, no debentures from this issue were held in treasury.

On December 17, 2008, a General debenture holders’ Meeting was held, at which the holders of 97.58% of the outstanding debentures approved an amendment to the indenture. Such amendment changes the Issuer’s mandatory purchase terms and conditions and the debentures’ yield, transferring to the Company the right to elect and disclose in a Notice to debenture holders, within 20 days from completion of the sale of the Company’s shareholding control to Telemar Norte Leste S.A. or any of its subsidiaries, whether or not it accepts the yield established at the General debenture holders’ Meeting, as well as purchase the debentures held by debenture holders at their request.

The Company decided to change the debentures’ yield from 104% of the Interbank Deposit Rate (DI Rate) to the DI Rate plus a spread of 3.5% per year, and to purchase the debentures held by the debenture holders who disagreed with such decision.

d.	Repayment schedule

Non-current debt is scheduled to be paid as follows:

06/30/2009
2010	404,568
2011	928,774
2012	834,654
2013	835,660
2014	614,176
2015 and after	132,918

3,750,750

Guarantees

Certain loans and financing obtained are collateralized by receivables from the provision of fixed telephony services and the Company’s sureties.

The Company has hedging transactions for 29.5% of these US dollar-and yen-denominated loans and financing entered into with third parties in order to hedge against significant fluctuations in the quotations of these debt adjustment indexes. At the balance sheet date, taking into consideration the hedging transactions and foreign currency investments, the actual exposure was 9.2% (8.6% as of December 31, 2008).

The debentures issued by Brasil Telecom S.A. are collateralized by a guarantee established by the Company. Under the indenture, as guarantor and jointly liable party, the Company commits to guarantee and pay all the obligations assumed by the subsidiary with the debentureholders.

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

e.	Covenants

The financing agreements with the BNDES and JBIC, and the issuance of debentures of Brasil Telecom S.A. and BrT Celular require compliance with financial ratios such as: (i) EBITDA to Financial Expenses; (ii) Total Financial Debt to EBITDA; and (iii) Total Financial Debt to (Total Financial Debt to Shareholders’ Equity).

As of June 30, 2009, Brasil Telecom S.A. failed to comply with the EBITDA to Financial Expenses ratio, required in covenants of the agreements with the BNDES and JBIC, and the Fifth Issue Debentures. However, BNDES and JBIC waived their related rights. Compliance with BNDES agreements’ covenants will be assessed again in June 2010. Fifth issue debentureholders approved the reduction of the ratio until September 2010.

Brasil Telecom S.A. estimates that in the third quarter of 2009 will not be able to comply with the EBITDA to Financial Expenses ratio defined in the agreement between Brasil Telecom S.A. and JBIC, and has, therefore, requested a waiver of such right to JBIC for this period. However, there are no guarantee that the waiver will be granted. As of June 30, 2009, the outstanding principal of this debt amounted to R$175 million.

20.	Derivatives

	December 31, 2008	June 30, 2009
Assets
US dollar options	29,179	—
Total	29,179	—
Current	29,179	—
Liabilities
US dollar options	419	—
Cross-currency swaps – Yen to CDI	221,654	237,238
Total	222,073	237,238
Current	89,920	120,914
Long-term	132,153	116,324

Brasil Telecom S.A. has yen-denominated debts and entered into swap contracts to hedge against fluctuations in the yen. The exposure arising from swap contracts is pegged to the CDI rates disclosed by the Clearinghouse for the Custody and Financial Settlement of Securities. These derivatives are described in note 28.d.

Brasil Telecom S.A. accounts for the swap transactions by calculating the unrealized gain or loss at each balance sheet date based on what would have been the result of settlement of the outstanding contracts at that date. The gain or loss for a period is recorded in financial income or expense of such period.

No derivatives were designated as hedge accounting until June 30, 2009.

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

Payment schedule

Long-term derivatives are scheduled to mature as follows:

	December 31, 2008	June 30, 2009
2010	88,380	58,629
2011	43,773	57,695

Total	132,153	116,324

21.	Licenses to offer services

	December 31, 2008	June 30, 2009
Personal Mobile Service	707,999	740,848
Concession of STFC	65,578	—
Other Licenses	10,082	6,867

Total	783,659	747,715

Current	160,074	96,089
Non-current	623,585	651,626

The permits of the Personal Mobile Service are represented by agreements entered into by BrT Celular with ANATEL in 2002 and 2004, totaling R$220,119, to exploit SMP services during a fifteen-year period in the same area where Brasil Telecom S.A. has a concession for fixed telephony. Of the amount contracted, 10% was paid on the execution date and the remaining balance was fully recognized in the subsidiary’s liabilities, to be paid in equal, consecutive annual installments, with maturities scheduled from 2009 to 2010 (two installments) and from 2010 to 2012 (three installments), depending on the fiscal years the agreements were executed. The debit balance is adjusted by the variation of IGP-DI, plus 1% per month. The adjusted balance of these permits is R$193,843 (R$199,110 as of December 31, 2008).

On April 29, 2008, BrT Celular obtained new permits for exploitation of the 3G network, in the amount of R$488,235, paying on the execution date 10% of the total amount, and the remaining debit balance payable from 2010 to 2015 (in six installments). The debit balance is adjusted by the Telecommunications Services Index (IST), plus 1% per month. The adjusted balance of these 3G network permits is R$547,005 (R$508,889 as of December 31, 2008).

The STFC concession refers to the provision recognized by Brasil Telecom S.A. on the accrual basis, by applying a 1% rate on net income Pursuant to the concession agreement in effect, the payment in favor of ANATEL matures every two years, in April of odd years, and is equivalent to 2% of the net income accrued in the prior year.

The amount of other permits belongs to BrT Multimídia and relates to the permit granted for use of radiofrequency blocks associated to the exploitation of multimedia communication services. The contracted amount was R$9,110, adjusted by the IGP-DI plus 1% per month. This balance will be paid in two equal, consecutive annual installments, all of which mature in May.

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

22.	Provisions for contingencies

a.	Contingent liabilities

The Company and its subsidiaries periodically assess their contingent risks, and also review their lawsuits taking into consideration legal, economic, tax and accounting aspects. The assessment of these risks aims at classifying them according to the chances of an unfavorable outcome as probable, possible or remote, taking into account the opinion of legal counsel.

Contingencies whose risks are regarded as probable are accrued. The contingencies for which an unfavorable outcome is regarded as possible are presented in this note. These lawsuits are under discussion at administrative and/or judicial level, at all court levels.

In certain situations, due to a legal requirement or as a caution measure, escrow deposits are made to ensure the continuity of the lawsuits under discussion. The escrow deposits related to contingencies with possible and remote likelihood of loss are shown in note 14.

Note that in some cases similar matters may be ranked in different risk degree ratings, which is justified by the facts and particular status of each lawsuit.

Labor lawsuits

The provisions for labor contingencies include an estimate made by the management, supported by the opinion of its legal counsel, of the losses related to lawsuits filed by employees and former employees, as well as by employees of service providers, regarding labor matters.

Tax lawsuits

The provisions for tax contingencies mainly refer to tax collection issues arising from disagreements between management’s understanding, supported by the opinion of the Company’s legal advisors, and the Tax Authorities concerning the interpretation, enforcement, legality and constitutionality of tax legislation.

Civil lawsuits

The provisions for civil contingencies refer to an estimate of the lawsuits related to contractual adjustments arising from economic plans enacted by the Federal Government, and other cases related to shared telephony plans, suits for damages and consumer lawsuits.

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

Breakdown by matter

Type	12/31/08	6/30/09
Labor
Sundry premiums	47,239	102,724
Supplementary retirement benefits	26,706	38,096
Salary differences	54,238	118,457
Severance Pay Fund (FGTS)	18,017	27,719
Lawyers/expert fees	1,570	1,280
Overtime	90,670	168,867
Compensation for damages	19,902	42,577
Labor	1,963	2,983
Joint liability	44,267	76,215
Severance pay	46,825	55,348
Employment relationship	1,249	1,998
Other lawsuits	74,258	132,343

Subtotal	426,904	768,607

Related escrow deposits	(213,028)	(372,680)

Total	213,876	395,927

Tax
FUST	3,411	3,642
ICMS	183,605	596,984
Tax on net income (ILL)	500	—
Social security contribution (INSS)	11,270	9,338
Service tax (ISS)	5,436	1,697
Other lawsuits	69,384	73,227

Subtotal	273,606	684,888

Related escrow deposits	(21,753)	(29,732)

Total	251,853	655,156

Civil
Corporate	310,038	1,572,131
Consumer lawsuits – special civil courts	213,585	158,863
ANATEL estimates	76,197	105,072
ANATEL fines	72,940	69,527
Strategy	65,785	46,830
Special civil courts	13,981	71,510

Subtotal	752,526	2,023,933

Related escrow deposits	(285,631)	(1,469,213)

Total	466,895	554,720

Total reserve, less escrow deposits	932,624	1,605,803

Current	218,510	669,185
Noncurrent	714,114	936,618

Breakdown by type of contingency and risk

	06/30/09
Risk	Labor	Tax	Civil	Total
Probable (i)	395,927	655,156	554,720	1,605,803
Possible	618,394	1,737,114	1,251,891	3,607,399
Remote	429,460	2,439,706	972,592	3,841,758

Total	1,443,781	4,831,976	2,779,203	9,054,960

(i)	Less escrow deposits

	12/31/08
Risk	Labor	Tax	Civil	Total
Probable (i)	213,876	251,853	466,895	932,624
Possible	634,826	1,796,921	1,220,963	3,652,710
Remote	413,913	2,356,080	914,895	3,684,888

Total	1,262,615	4,404,854	2,602,753	8,270,222

(i)	Less escrow deposits

Changes in 2009:

	Labor	Tax	Civil	Total
Reserve as of December 12, 2008	426,904	273,606	752,526	1,453,036
Changes through income (loss)	380,870	411,539	1,357,270	2,149,679
Inflation adjustment	29,952	20,268	30,015	80,235
Reassessment of contingent risks	334,483	359,702	1,301,727	1,995,912
Reserve for new lawsuits	16,435	31,569	25,528	73,532
Payments	(39,167)	(257)	(85,863)	(125,287)
Subtotal I (reserve)	768,607	684,888	2,023,933	3,477,428
Related escrow deposits as of December 12, 2008	(213,028)	(21,753)	(285,631)	(520,412)
Changes in escrow deposits	(159,652)	(7,979)	(1,183,582)	(1,351,213)
Subtotal II (escrow deposits)	(372,680)	(29,732)	(1,469,213)	(1,871,625)
Balance as of June 30, 2009, less escrow deposits	395,927	655,156	554,720	1,605,803

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

Labor

(i) Sundry premiums - refer to claims for hazardous duty premium, based on Law 7369/85, regulated by Decree 93412/86, due to the alleged risk related to employees’ contact with the electric power system, health hazard premium, stand-by hours and transfer premium;

(ii) Salary differences and related effects - refer mainly to claims for salary increases due to alleged noncompliance with trade union agreements. The effects relate to the impact of the salary increase allegedly due on the other amounts calculated based on the employee’s salary;

(iii) Job plan and profit sharing - refers to the claim for enforcement of a job and salaries plan for employees, with promotions for seniority and merit, allegedly not granted, and claims for enforcement of the regulations that provided for the payment of profit sharing on Brasil Telecom S.A.’s net income;

(iv) Joint liability - refers to the claim to assign liability to Brasil Telecom S.A., filed by outsourced personnel, due to alleged noncompliance with these personnel’s labor rights by their direct employers;

(v) Overtime - refers to the claim for payment of salary and premiums increased by alleged overtime hours;

(vi) Job reinstatement - claim due to alleged noncompliance with an employee’s special condition which prohibited termination of the employment agreement without cause;

(vii) Supplement to FGTS (severance pay fund) fine arising from understated inflation - refers to claims to increase the FGTS indemnity fine as a result of the adjustment of accounts of this fund due to inflation effects.

Brasil Telecom S.A. filed a lawsuit against Caixa Econômica Federal to assure the reimbursement of all the amounts paid for this purpose;

(viii) Termination pay - claims regarding termination amounts which were allegedly not paid or underpaid.

(ix) Salary equalization - refers to amounts allegedly arising from salary equalization, job classification, incorrect duties and accumulation of duties;

(x) Indemnities - refer to amounts allegedly due for occupational accidents, leased vehicles, occupational diseases, pain and suffering and tenure; and

(xi) Supplementary pension plan – alleged differences in the benefit salary referring to payroll amounts.

After the acquisition of the Company’s control by TMAR, on January 8, 2009, the Company changed its criterion to determine the likelihood of a probable unfavorable outcome in labor lawsuits to align it the criterion used by TMAR, which takes into consideration the merits of the ongoing lawsuits. As a result of these changes, in the first half of 2009 Brasil Telecom S.A. increased its reserve for labor lawsuits by R$334,136 (R$220,529, net of taxes).

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

Tax

(i) Federal Taxes – several tax notices that require the payment of federal taxes on events which were allegedly inadequately classified by the Company, or on differences in the calculation of these taxes; and

(ii) State Taxes – claim for payment of ICMS (State VAT) on transactions which, in the Company’s view, are not subject to this tax, and discussions regarding ICMS credits taken by the Company, the validity or legality of which is being questioned by the State Tax Authorities. The current management’s and its current legal counsel’s assessment of discussions on ICMS credits taken by the Company, whose validity or legality is challenged by state tax authorities, changed the contingent risk estimated to probable. This change in estimate generated an increase in the reserve for tax contingencies by approximately R$390,568. The effect on net income (loss) for the six-month period ended June 30, 2009 was R$257,775, net of taxes.

Civil

(i) Corporate – Financial Interest Agreements – these agreements are governed by Administrative Rules 415/72, 1181/74, 1361/76, 881/90, 86/91, and 1028/96. Subscribers held a financial interest in the concessionaire after paying up a certain amount, initially recorded as capitalizable funds and subsequently recorded in the company’s shareholders’ equity, after a capital increase was approved by the Shareholders’ Meeting, thus generating the issuance of shares. The lawsuits filed against the former CRT, a company merged by Brasil Telecom S.A., challenge the way shares were granted to subscribers based on said financial interest agreements.

Brasil Telecom S.A. used to recognize a reserve for the risk of unfavorable outcome in these lawsuits based on certain legal doctrine. However, in recent months there has been a change in the legal trend in the State of Rio Grande do Sul and in Brazil in general as a result of recent decisions issued by appellate courts, leading the subsidiary to change the amount and level of risk previously assigned to such lawsuits. Such lawsuits are at various levels: lower courts, Court of Appeals and Superior Court of Justice. Brasil Telecom S.A., considering obviously the peculiarities of each decision and based on the assessment made by its legal department and outside legal counsel, changed its estimate on the likelihood of an unfavorable outcome from possible to probable and increased its reserve by R$1,153,456, with an impact on net loss and shareholders’ equity of R$761,281, net of taxes.

(ii) Corporate - Breach of Contract – litigation mainly involving discussions on the breach of contracts, to which management and its legal counsel attribute a probable likelihood of an unfavorable outcome;

(iii) Consumer claims - refer to civil lawsuits arising from activation of telephone terminals, registering customers with registry credit reporting agencies, collection, co-billing, blockings, ADSL, cancellations, supplementary services, defects, alternative plans, unblockings;

(iv) Administrative proceedings – ANATEL – proceedings arising from inspections referring to PGMQ, PGMU and noncompliance with regulations. Includes claims against the Company filed with ANATEL by other telecommunications companies;

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

Strategy and other lawsuits

(v) Revision of contractual terms and conditions – lawsuit filed by an equipment supplier against Brasil Telecom S.A., claiming revision of contractual terms and conditions due to changes introduced by a plan to stabilize the economy;

(vi) Customer service centers – public civil lawsuits referring to the shutdown of customer service centers;

(vii) Free Mandatory Telephone Directories – lawsuits arising from non-delivery of printed residential telephone directories;

(viii) Indemnities - lawsuits seeking indemnity for termination of or noncompliance with agreements; and

(ix) Damages - refer to lawsuits arising from property damage, pain and suffering, occupational accidents and traffic accidents.

Reassessments of contingent risks are linked to changes in circumstances or the occurrence of new facts and decisions which called for a new assessment of the ongoing lawsuits, which are dispersed among several lawsuits.

Possible risk contingencies (unaccrued)

The main related to possible contingencies are as follows:

Labor

(i) Sundry premiums - refer to claims for hazardous duty premium, based on Law 7369/85, regulated by Decree 93412/86, due to the alleged risk related to employees’ contact with the electric power system, health hazard premium, stand-by hours and transfer premium;

(ii) Salary differences and related effects - refer mainly to claims for salary increases due to alleged noncompliance with trade union agreements. The effects relate to the impact of the salary increase allegedly due on the other amounts calculated based on the employee’s salary;

(iii) Joint liability - refers to the claim to assign liability to Brasil Telecom S.A., filed by outsourced personnel, due to alleged noncompliance with these personnel’s labor rights by their direct employers;

(iv) Overtime - refers to the claim for payment of salary and allowances increased by alleged overtime hours.

(v) Job reinstatement - claim due to alleged noncompliance with an employee’s special condition which prohibited termination of the employment agreement without cause;

(vi) Supplement to FGTS (severance pay fund) fine arising from understated inflation - refers to claims to increase the FGTS indemnity fine as a result of the adjustment of accounts of this fund due to inflation effects.

(vii) Termination pay - claims regarding termination amounts which were allegedly not paid or underpaid.

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

(viii) Indemnities - refer to amounts allegedly due for occupational accidents, leased vehicles, occupational diseases, pain and suffering and tenure; and

Tax

(i) ICMS - several ICMS notifications, including regarding two main matters: ICMS levied on certain revenue from services already subject to ISS or which are not part of the ICMS tax base, and utilization of ICMS credits on the purchase of goods and other inputs;

(ii) ISS (Service Tax) – alleged levy of this tax on subsidiary telecommunications services and discussion regarding the classification of the services taxed by the cities listed in Supplementary Law 116/2003;

(iii) Social Security (INSS) tax notices addressing the addition of captions to the contribution salary allegedly due by the Company;

(iv) Federal Taxes – several tax notifications regarding basically the disallowances made on the calculation of taxes, errors in the completion of tax returns, transfer of PIS and COFINS and FUST related to changes in the interpretation of these taxes tax bases by ANATEL.

Civil

(i) Payments made in lawsuits related to the PCT (Shared Telephony Program) – the plaintiffs claim payment in lawsuits related to the agreements under the Shared Telephony Program. Such lawsuits are at various levels: lower courts, Court of Appeals and Superior Court of Justice;

(ii) Administrative proceedings - ANATEL – proceedings arising from inspections referring to PGMQ, PGMU, users’ rights, payphone cards, LTOG etc.;

(iii) Consumer claims - refer to civil lawsuits arising from activation of telephone terminals, registering customers with registry credit reporting agencies, collection, co-billing, blockings, ADSL, cancellations, supplementary services, defects, alternative plans, unblockings;

(iv) Damages - refer to lawsuits arising from property damage, pain and suffering, occupational accidents and traffic accidents.

(v) Indemnities - lawsuits seeking indemnity for termination of or noncompliance with agreements; and

(vi) Public civil lawsuits related to customer service centers; and

(vii) Contractual – lawsuits related to the claim for a percentage resulting from the Real Plan, to be applied on a service agreement, review of conversion of installments into URV (units of account) and subsequently into reais, related to equipment supply and the provision of services.

Letters of guarantee

As regards contingent liabilities, the Company has letters of guarantee granted by financial institutions, as supplementary collateral for lawsuits in provisional execution to ensure the performance of concession commitments related to permits granted by ANATEL. The total amount of the letters of guarantee in effect at the balance sheet date is R$2,561,571 (R$2,570,220 as of December 31, 2008). The commission charges on these contracts are based on market rates.

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

b.	Contingent assets

Below are the tax lawsuits filed by the Company to claim refund of taxes paid.

PIS/COFINS (Taxes on revenue): tax lawsuit challenging the enforcement of Law 9718/98, which increased the PIS and COFINS tax basis. The Law covered the period from February 1999 to November 2002 for PIS and from February 1999 to January 2004 for COFINS. In November 2005, the STF (Federal Supreme Court) concluded the judgment of certain lawsuits on the same matter and considered the increase in the tax basis introduced by said Law unconstitutional. Part of the lawsuits filed by the Company and the STFC concessionaires from Region II of the Concession Plan, merged into the Company in February 2000, became final and unappealable in 2006 as regards the increase in PIS and COFINS tax basis. The Company is awaiting the judgments of the lawsuits filed by the other merged companies, whose likelihood of a favorable outcome in future filing of appeals is regarded as probable by the Company’s legal counsel. The amount attributed to these lawsuits, representing unrecognized contingent assets, was R$18,939 (R$18,843 as of December 31, 2008).

23.	Provision for pensions and other benefits

The benefits described herein are offered to employees of the subsidiaries, except for BrT Call Center, as regards supplementary pension plans. For purposes of the supplementary pension plans (“Pension Funds”) mentioned in this note, the subsidiaries may be referred to as the “Sponsor” or “Sponsors”.

a.	Supplementary pension plan

Supplementary pension plans are sponsored for employees and assisted participants, and the latter are also offered health care in certain cases. These plans are managed by the following foundations: (i) Fundação 14 de Previdência Privada (“Fundação 14”); (ii) Fundação BrTPREV (“FBrTPREV”), former CRT, a company merged into Brasil Telecom S.A. on 12/28/00; and (iii) Fundação SISTEL de Seguridade Social (“SISTEL”), originated from certain companies of the former Telebrás System.

The Bylaws provide for approval of the supplementary pension plan policy, and the joint liability attributed to the defined benefit plans is ruled by the agreements entered into with the foundations, with the agreement of the SPC (Secretariat for Pension Plans), as regards specific plans.

The sponsored plans are appraised by independent actuaries at the balance sheet date. For fiscal years 2008 and 2007, the actuarial valuations were performed by Mercer Human Resource Consulting Ltda.

As regards the defined benefit plans described in this note, immediate recognition of the actuarial gains and losses is adopted, and therefore the full liabilities are recognized for the plans presenting a deficit, pursuant to CVM Resolution 371/00. For the plans that show a positive actuarial situation, assets are recorded when there is an express authorization for offsetting them against future employer contributions.

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

Provisions for Pension Fund

Refer to the recognition of the actuarial deficit of the defined benefit plans, as shown below:

	December 31, 2008	June 30, 2009
Provision for pension plans
FBrTPREV – BrTPREV, Alternativo and Fundador plans	753,287	657,322
PAMEC plan	2,504	2,601

Total	755,791	659,923

Current	148,391	52,390
Non-current	607,400	607,533

Assets Recognized to be Offset Against Future Employer Contributions

Brasil Telecom S.A. recognized assets from the TCSPREV Plan, managed by Fundação 14, related to: (i) contributions from the sponsor which participants that left the Plan are not entitled to redeem; and (ii) part of the Plan’s surplus attributed to the sponsor.

The assets recognized, which will be used to offset future employer contributions, are as follows:

	December 31, 2008	June 30, 2009
Other assets:
TCSPREV	123,938	151,793

Total	123,938	151,793

Current	15,874	37,622
Non-current	108,064	114,171

Characteristics of the supplementary pension plans sponsored:

FUNDAÇÃO 14

Fundação 14 de Previdência Privada was created in 2004 to manage and operate the TCSPREV pension plan.

Plan

TCSPREV (Defined Contribution, Settled Benefit and Defined Benefit)

This defined contribution and settled benefit plan was introduced on 02/28/00. On 12/31/01, all pension plans sponsored by the Company at the time were merged into SISTEL, and the SPC exceptionally and provisionally approved the document submitted to that Agency, in view of the need for adjustments to the regulations. Thus, TCSPREV consists of defined contribution groups with settled and defined benefits. The plans added to the TCSPREV were PBS-TCS, PBT-BrT, BrT Management Agreement, and the Unusual Contractual Relationship Document, and the terms and conditions set forth in the original plans were maintained.

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

On September 18, 2008, SPC/MPS Ordinance 2521, of September 17, 2008, which approved the new regulation of the plan, was published in the Federal Official Gazette (D.O.U.), fully recognizing what had been exceptionally and provisionally approved on December 31, 2001. The new regulation also includes the adjustments necessary to meet the current requirements of supplementary pension plan legislation.

In March 2003, the TCSPREV Plan was no longer offered to the sponsors’ new hires. However, this plan started to be offered again in March 2005 to the defined contribution group. TCSPREV currently serves nearly 64.6% of the staff.

Contributions to this plan, by group of participants, are established based on actuarial studies prepared by independent actuaries according to the regulations in force in Brazil, using the capitalization system to determine the costs. Currently, contributions are made by the participants and the sponsor only for the internal groups PBS-TCS (defined benefit) and TCSPREV (defined contribution). In the TCSPREV group, the contributions are credited to individual accounts of each participant, equally by employee and sponsor, and the basic contribution percentages range from 3% to 8% of the participant’s salary, according to participant’s age. Participants have the option to make additional contributions to the plan but without parity of the sponsor. In the PBS-TCS group, the sponsor’s contribution corresponds to 12% of the participants’ payroll, whereas the employee’s contribution varies according to his/her age, time of service and salary, and an entry fee may also be paid depending on the age at which he/she joins the plan. The sponsors are responsible for defraying all the administrative costs and risk benefits, except for self-sponsored participants and the deferral of benefits.

The SPC authorized, through Administrative Rule 2792 of February 27, 2009, the transfer of the management of the TCSPREV benefits plan to Fundação Atlântico de Seguridade Social, an entity sponsored by the Oi Group, new Company controlling shareholder.

FUNDAÇÃO SISTEL DE SEGURIDADE SOCIAL

The supplementary pension plan - PBS-A, which remains under SISTEL’s management, dates back to the period prior to Telebrás’ spin-off and includes participants who qualified as beneficiaries in January 2000. SISTEL also manages the PAMA/PAMA-PCE pension plan, formed by participants assisted by the PBS-A Plan, the PBS’s plans segregated by sponsor in January 2000 and PBS-TCS’ Internal Group, merged into the TCSPREV plan in December 2001.

Plans

PBS-A (Defined Benefit)

Jointly maintained with other sponsors engaged in the provision of telecommunications services and intended for participants who qualified as beneficiaries on January 31, 2000.

Contributions to the PBS-A are contingent on the determination of an accumulated deficit. As of December 31, 2008, date of the last actuarial valuation, the plan presented a surplus.

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

PAMA - Retirees’ Health Care Plan/PCE – Special Coverage Plan (Defined Contribution).

Jointly maintained with other sponsors engaged in the provision of telecommunications services and intended for participants who qualified as beneficiaries on January 31, 2000, the beneficiaries of the PBS-TCS Group, merged on December 31, 2001 into TCSPREV (currently managed by Fundação 14) and for the beneficiaries of PBS’s defined benefit plans sponsored by other companies, with SISTEL and other foundations. According to a legal and actuarial evaluation, the Sponsor’s responsibility is only limited to future contributions. From March to July 2004, December 2005 to April 2006 and June to November 2008, an incentive optional migration of PAMA retirees and pensioners to new coverage conditions (PCE) was carried out. The option of participants to migrate results in contribution to PAMA/PCE.

The contributions to this plan correspond to 1.5% of the payroll of active participants subject to PBS plans, segregated and sponsored by the several sponsoring companies. In the case of Brasil Telecom, PBS-TCS was merged into the TCSPREV plan on December 31, 2001, and started to constitute an internal group of this plan. To be able to use to PAMA’s resources, the participants share a portion of this plan’s individual costs. Contributions are also made by the retirees and pensioners who migrated to PAMA/PCE. For sponsors, the option of participants to migrate to PAMA/PCE does not change the aforementioned employer contribution of 1.5%.

FUNDAÇÃO BrTPREV

It is the manager originated from the plans sponsored by former CRT, a company which was merged into Brasil Telecom S.A. at the end of 2000. By sponsoring FBrTPREV, the Company’s main purpose is to maintain plans that supplement the pension plans and other benefits offered to participants by the official social security system.

Plans

BrTPREV

Defined contribution and settled benefit plan, launched in October 2002, intended to grant pension plan benefits supplementary to those provided by the official social security system and which initially served only employees of the Rio Grande do Sul Branch. This pension plan was offered to new employees of Brasil Telecom S.A. and its subsidiaries from March 2003 to February 2005, when its offering was suspended. This plan cannot be joined by new participants. BrTPREV currently serves nearly 20.6% of the staff.

Contributions to this plan, by group of participants, are established based on actuarial studies prepared by independent actuaries according to the regulations in force in Brazil, using the capitalization system to determine the costs. The contributions are credited to individual accounts of each participant, equally by employee and sponsor, and the basic contribution percentages vary from 3% to 8% of the participant’s salary, according to the participant’s age. Participants have the option to make additional contributions to the plan but without parity of the sponsor. The sponsor is responsible for defraying all the administrative costs and risk benefits, except for self-sponsored participants and the deferral of benefits.

Fundador / Alternativo

Defined benefit plans intended to provide pension benefits supplementary to the benefits of the official social security system, which cannot be joined by new participants, originated from the merger of the Fundador-BrT plan by the Alternativo-BrT plan, pursuant to SPC Administrative Rule 2627 of November 25, 2008, thus forming a single plan, without changing the rules for the participants and beneficiaries, and which was renamed to Fundador/Alternativo plan. These plans currently serve nearly 0.2% of the staff.

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

The regular contribution made by the sponsor is equal to the regular contribution made by the participant, the rates of which vary according to his/her age, time of service and salary. Under the Alternativo Plan – Brasil Telecom, the contributions are limited to three times the ceiling benefit of the National Social Security Institute (INSS) and the participant also pays an entry fee depending on the age at which he/she joins the plan.

Actuarial Deficit of the Plans

The unamortized mathematical reserve, referring to the current value of the Company’s supplementary contribution, in view of the actuarial deficit of the plans managed by FBrTPREV, has a maximum settlement term of twenty years, starting January 2002, according to Circular 66/SPC/GAB/COA of the Secretariat for Pension Plans dated January 25, 2002. Of this maximum term determined, there remains twelve years for full payment.

The SPC authorized, through Administrative Rule 2792 of February 27, 2009, the transfer of the management of the Fundação BrTPREV benefits plan to Fundação Atlântico de Seguridade Social, an entity sponsored by the Oi Group, new Company controlling shareholder.

ASSISTANCE PLAN ADMINISTERED BY THE COMPANY

PAMEC-BrT – Health Care Plan for Supplementary Pension Beneficiaries (Defined Benefit).

Intended to provide health care for retirees and pensioners linked to the PBT-BrT Group, a pension plan managed by Fundação 14.

The contributions to PAMEC-BrT were fully paid in July 1998, through a single payment. However, as this plan is now managed by Brasil Telecom S.A., after the transfer of management by Fundação 14 in November 2007, there are no assets recognized to cover current expenses, and the actuarial obligation is fully recognized in the subsidiary’s liabilities.

b.	Stock options plan for management and employees

An Extraordinary Shareholders’ Meeting held on November 6, 2007, approved a new general plan for granting stock options for management and employees of the Company and its subsidiaries, and, at the balance sheet date, the following plans were in effect, in accordance with their related approval dates.

Plan Approved on April 28, 2000

The rights vested through stock option grant documents in effect under this previously approved plan remain valid and effective, pursuant to the related terms and conditions agreed, and no new grants are allowed under this plan. At the balance sheet date, there were outstanding exercisable options, as described in the program below:

Program B

The options guaranteed by this plan are options settled in shares.

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

The exercise price was established by the managing committee based on the market price as of the grant date and will be adjusted by the IGP-M between the agreement execution date and payment date.

The changes in the balance of the stock options of this plan are summarized as follows:

	December 31, 2008		June 30, 2009
	Preferred share options	Average exercise price - R$	Preferred share options	Average exercise price - R$
Balance of outstanding options at beginning of year	256,855	16.88	79,512	19.04
Exercised options	(162,084)	17.01	—	—
Cancelled options	(15,259)	17.60	(41,932)	18.96
Balance of outstanding options at end of year	79,512	19.04	37,580	18.87
Balance of exercisable options at end of year	79,512	19.04	37,580	18.87

The right to exercise the option is vested in accordance with the terms and conditions below:

Grant					Adjusted exercise price (in Reais)	Options (in shares)
Grant		Lot	Exercisable as from	Exercise deadline
		33%	12/22/05	12/31/11	18.87	12,527
3ª	22/12/04	33%	12/22/06	12/31/11	18.87	12,527
		34%	12/22/07	12/31/11	18.87	12,526

The balance of the stock options represents 0.01% (0.01% as of December 31, 2008) of the total outstanding shares of Brasil Telecom S.A.

Assuming that the options will be fully exercised, the premiums on the related options, calculated under the Black&Scholes method on the grant date, payable to Brasil Telecom S.A., would total R$104 (R$219 as of December 31, 2008).

The fair value of the options granted was estimated on the grant date under the Black&Scholes options pricing model, based on the following assumptions:

12/21/04
Backing asset	13.64
Exercise price	17.30
Expected volatility	38.2%
Risk-free interest rate	8.4%
Expected life (in years)	2
Dividend yield	3.10%
Fair value on the grant date	2.76

Plan approved on November 6, 2007

The new plan authorizes the grant of stock options, allowing participants, under certain conditions, to purchase or subscribe, in the future, at a pre-defined amount, shares that are part of a stock option scheme called UP (Performance Unit), comprising preferred shares of Brasil Telecom S.A. and common and preferred shares of the Company. The amount of the UPs granted cannot exceed a maximum limit of 10% of the book value of each type of share of Brasil Telecom S.A.

The stock options programs tied to the said plan contained clauses that prescribed the acceleration of the vesting data in the event of a change in the direct or indirect shareholding control of Brasil Telecom S.A. With the change in control on January 8, 2009, the programs’

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

stock options were fully exercised. Program 1, totaling 2,817,324 PUs was settled for a total price of R$17,855. Program 2, regarding the grant of options on July 1, 2008, comprising 701,601 PUs was settled for a total price of R$4,446.

646,585 PUs of Program 2 were exercised, related to the grant made on July 1, 2007, settled through: (i) delivery of preferred shares held in treasury by Brasil Telecom S.A., for a total exercise price of R$3,572 and cost of R$2,487; and (ii) delivery of common and preferred shares of the Company, which, however, are part of the Subsidiary’s obligations, for a total exercise price of R$13,733 and fair value of R$17,108, plus R$130.

c.	Other Employee Benefits

Other benefits are granted to employees, such as: health/dental care, meal tickets, group life insurance, occupational accident allowance, sick pay, transportation allowance, among other benefits.

24.	Shareholders’ equity

a.	Capital

The issued and paid up capital stock is comprised of preferred shares and common shares, as shown in the table below:

	Common	Preferred	Subtotal	Treasury shares	Total
Number of shares as of December 31, 2006 (a)	134,031,688	229,937,526	363,969,214	(1,480,800)	362,488,414
Reverse split of shares	—	(1)	(1)	—	(1)

Number of shares as of December 31, 2007 (b)	134,031,688	229,937,525	363,969,213	(1,480,800)	362,488,413

Number of shares as of December 31, 2008 (b)	134,031,688	229,937,525	363,969,213	(1,480,800)	362,488,413

Number of shares as of June 30, 2009 (b)	134,031,688	229,937,525	363,969,213	(1,480,800)	362,488,413

(a)	In thousands of shares

(b)	In shares

The preferred shares held in treasury are excluded from the determination of the book value.

The Company is authorized to increase its capital, according to a resolution of the Board of Directors, up to the total limit of 700,000,000 common or preferred shares, in compliance with the legal limit of two thirds (2/3) for the issue of new preferred shares without voting rights.

By resolution of the Shareholders’ Meeting or Board of Directors’ Meeting, the Company’s capital can be increased through capitalization of retained earnings or reserves previously allocated for this purpose by the Shareholders’ Meeting. Under these conditions, the capitalization may be performed without changing the amount of shares.

Capital is represented by common and preferred shares, with no par value, and the Company is not required to maintain the current proportion of these types of share on capital increases.

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

By resolution of the Shareholders’ Meeting or Board of Directors’ Meeting, the preemptive right on issuance of shares, warrants or debentures convertible into shares can be cancelled in the cases provided for in article 172 of the Brazilian Corporate Law.

Preferred shares do not have voting rights, except in the cases specified in sole paragraphs of articles 11 and 14 of the By-laws, but are assured priority in the receipt of a minimum noncumulative dividend equivalent to the higher of 6% per year, calculated on the amount obtained after dividing capital by the total number of shares, and 3% per year, calculated on the amount obtained after dividing the accounting shareholders’ equity by the total number of shares.

b.	Treasury shares

The treasury shares derive from Stock Repurchase Programs carried out from 2002 to 2004. On September 13, 2004, a material event notice was disclosed on the last proposal approved by the Company’s Board of Directors for repurchase of preferred and common shares issued by the Company to be held in treasury, cancelled, or subsequently sold.

The number of treasury shares is as follows:

	December 31, 2008		June 30, 2009
	Preferred shares (in thousands)	Historical cost	Preferred shares	Historical cost
Balance at beginning of the year	1,480,800	20,846	1,480,800	20,846
Balance at end of the year	1,480,800	20,846	1,480,800	20,846

History cost of the purchase of treasury shares in (R$ per share)	12/31/2008	06/30/2009
Weighted average cost	14.08	14.08
Minimum	12.40	12.40
Maximum	17.00	17.00

Unit cost considers all stock repurchase programs.

Up to the balance sheet date, none of the common shares purchased had been sold.

Market Value of Treasury Shares

The market value of the treasury shares at the balance sheet date was as follows:

	December 31, 2008	June 30, 2009
Number of common shares in treasury	1,480,800	1,480,800
Quotation per share on BOVESPA (R$)	58.90	33.99
Market value	87,219	50,332

The costs of the purchase of treasury shares are recorded in a specific line account of shareholders’ equity.

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

c.	Capital reserves

Capital reserves are recognized pursuant to the following practices:

Reserve for Share Subscription Premium: results from the difference between the amount paid on subscription and the amount allocated to capital.

Other Capital Reserves: formed by the contra entry of funds invested in income tax incentives before the beginning of fiscal year 2008.

d.	Profit reserves

Profit reserves are recognized pursuant to the following practices:

Legal Reserve: allocation of five percent of the annual net income up to the limit of twenty percent of paid-up capital. This allocation is optional when the legal reserve plus the capital reserves exceeds 30 percent of capital. This reserve is only used for increasing capital or offsetting losses.

Investment Reserve: comprises the remaining balances of net income for the year, adjusted pursuant to article 202 of Law 6404/76 and allocated after the payment of dividends. The net income allocated to this reserve was fully allocated as retained earnings by the related Shareholders’ Meetings, in view of the Company’s investment budget and pursuant to article 196 of the Brazilian Corporate Law. Until the end of 2007, the net income retained for investments remained in the retained earnings line account, pursuant to article 8 of CVM Resolution 59/86. After Law 11638/37 came into effect, determining that no balances should remain under the retained earnings line account at the balance sheet date, said net income was transferred to this investment reserve.

e.	Dividends and Interest on Shareholders’ Equity

Dividends are calculated pursuant to the Company’s By-laws and the Brazilian Corporate Law. Mandatory minimum dividends are calculated in accordance with article 202 of Law 6404/76, and preferred or priority dividends are calculated pursuant to the Company’s By-laws.

By deliberation of the Board of Directors, the Company can pay or credit, as dividends, interest on shareholders´equity pursuant to article 9, paragraph 7, Law 9249, of December 26, 1995. The interest paid or credited will be offset against the annual mandatory minimum dividend, pursuant to article 44 of the By-laws

25.	Related-parties transaction

Related-party transactions are carried out at prices and terms similar to those agreed with third parties and are summarized as follow:

a.	Direct Subsidiaries

	Brasil Telecom S.A.	Nova Tarrafa Participações Ltda.
	6/30/09	6/30/09
Assets	185,433	21
Dividends and interest on capital	185,427	—
Other assets	6	21
Liabilities	1,056	—
Other liabilities	1,056	—

	6/30/09
Income	2,532
Operating income	—
Financial income	2,532

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

Brasil Telecom S.A.

Guarantees: (i) The Company provides guarantees for loans and financing due by the Subsidiary to financial institutions. Up to the current quarter, the Company earned income of R$2,532 (R$6,302 in 2008) from the guarantee provided; and (ii) the Company provided a guarantee for the Subsidiary related to insurance policies collateralizing contractual obligations (GOC), which totaled R$1,556 (R$104,021 as of December 31, 2008). Up to the end of the second quarter of 2008, the Company recorded operating income of R$125 related to income earned on this guarantee.

Due to related parties: balance of the transactions above and also related to the sharing of resources.

b.	Indirect controlling company - Telemar Norte Leste S.A.

The transaction conducted by the Company with this indirect subsidiary on February 17, 2009, refers to the subscription of private, nonconvertible debentures issued by TMAR, in the mount of R$1,200,000, maturing on December 11, 2013. These debentures yield rate is equivalent to the DI Rate compounded by 4.0% per year. The amount receivable by the Company at the balance sheet date was R$1,261,367. Up to the end of the quarter, the Company recognized financial income of R$61,367.

On March 12, 2009, Brasil Telecom Celular S.A. subscribed private, nonconvertible debentures, issued by TMAR, in the amount of R$300,000, maturing on December 11, 2013. These debentures yield rate is equivalent to the DI Rate compounded by 4.0% per year. The amount receivable from BrT Celular at the balance sheet date was R$312,389. Up to the end of the quarter, the Company recognized financial income of R$12,389.

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

c.	National Social and Economic Development Bank (BNDES)

Brasil Telecom S.A. contracts

Brasil Telecom S.A. entered into a financing agreement with BNDES, controlling shareholder of BNDESPart, which holds 31.4% of the voting capital of Telemar Participações S.A., holding company of the Group, and is, therefore, a Company associate.

The balance payable by Brasil Telecom S.A. at the balance sheet date, related to the BNDES financing was R$2,520,220. Up to the end of the quarter, the subsidiary recorded financial expenses of R$111,181.

These loans, whose funds are being used to expand the network infrastructure (data, voice and image) and information technology, as part of the plan to ensure the compliance with the universal service and quality goals, and allow the consolidation of Brasil Telecom S.A. as multi-provider of telecommunications services, are broken down below.

The subsidiary contracted in August 2004 financing of R$1,014,074 with the BNDES, with actual borrowings of R$1,032,543, which bears interest equivalent to the TJLP plus 5.5% per year. Financing will be repaid in 60 monthly installments, which started in March 2006, the last maturing on February 15, 2011.

Also in August 2004, the subsidiary contracted financing of R$253,519, with the BNDES, with actual borrowings of R$212,919, which bears interest equivalent to the UMBNDES plus 5.5% per year. This financing will be repaid in 60 monthly installments, from May 2006 to April 15, 2011.

Brasil Telecom S.A. contracted in November 2006 financing of R$2,004,336, with actual borrowings of R$2,055,279, which bears interest equivalent to the TJLP plus 4.3% per year. This financing will be repaid in 60 monthly installments, from June 2009 to May 15, 2014.

Also in November 2006, Brasil Telecom S.A. contracted financing of R$100,000, with actual borrowings of R$55,000, which bears interest equivalent to the TJLP plus 2.3% per year. This financing will be repaid in 60 monthly installments, from June 2009 to May 15, 2014.

BrT Celular Contract

BrT Celular contracted in March 2008 financing of R$259,100, with actual borrowings of R$259,376, to be used in the refurbishment of the cellular telephone network and increase traffic capacity, by implementing new services that will improve service quality to users. This financing bears interest pegged to TJLP, plus 3.52% per year. This financing will be repaid in 84 monthly installments, starting October 2010 until September 15, 2017. At the balance sheet date, the balance due by BrT Celular was R$260,938. Up to the end of the quarter, this subsidiary recorded financial expenses of R$12,330.

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

d.	Management

Management Compensation

The compensation of the managers responsible for planning, managing and controlling the Company’s activities, including that of the members of the Board of Directors and Executive Board, is as follows:

	12/31/2008	06/30/2009
Salaries and other short-term benefits	50,556	6,881
Postemployment benefits	184	—
Employment termination benefits	6,888	1,364
Share-based compensation	16,743	—

Total	74,371	8,245

27.	Insurance

The Company has an insurance policy program for covering returnable assets, loss of profits and contractual guarantees, as established in the Concession Agreement entered into with the government, and civil liability for telephony service operations.

The assets, liabilities and interests covered by insurance are as follows:

	Insured amount
Insurance line	12/31/2008	06/30/2009
Operational risks and loss of profits	500,000	500,000
Fire – inventories;	40,000	40,000
Civil liability – Third parties (i)	145,075	195,160
Concession Warranty	94,601	98,291
Theft – inventories	2,282	2,372
General civil liability	20,000	15,000

28.	RISK ANALYSIS AND FINANCIAL INSTRUMENTS

Financial Risk Management

The Company’s and its subsidiaries’ activities expose them to several financial risks, such as: market risk (including currency risk, interest rate risk on fair value, interest rate risk on cash flows and price risk), credit risk and liquidity risk. The global risk management program focuses on the unpredictability of financial markets and seeks to mitigate potential adverse impacts on financial performance. The subsidiary Brasil Telecom S.A. uses derivatives for certain risk exposures.

Risk management is carried out by the Company’s treasury officer, in accordance with the policies approved by management. The treasury officer identifies, evaluates and covers financial risks together with the other business units of the Company and its subsidiaries. Management provides written guidelines for global risk management, as well as policies addressing specific areas, such as foreign exchange rate and interest risk, credit risk, the use of derivatives and non-derivatives, and immediately liquid investments.

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

According to their nature, financial instruments may involve known or unknown risks, and the potential of these risks is important, in the best judgment. Therefore, there may be risks with or without guarantees depending on circumstantial or legal aspects.

a.	Fair Value of Financial Assets and Liabilities

The Company and its subsidiaries have evaluated the active market for or effective realizable values (fair values) of financial assets and liabilities by using available information and evaluation methodologies appropriate for each situation. The interpretation of market data as regards the choice of methodologies requires considerable judgment and the establishment of estimates to reach an amount considered appropriate to each situation. Therefore, the estimates presented many not necessarily indicate the amounts that could be obtained in the active market. The use of different hypotheses for fair value calculation may have a material impact on the amounts obtained.

The fair value of swap derivatives was calculated based on the future cash flows associated to each contract, discounted to the market rates in effect at the balance sheet date.

For securities traded in an active market, the fair value is equivalent to the amount of the last quotation available at the balance sheet date multiplied by the number of outstanding securities. For contracts whose current terms and conditions are similar to those originally contracted or which do not present quotation benchmarks, the fair values equal the carrying amounts.

The classes of assets and liabilities presented in this note were selected based on their materiality.

	December 31, 2008		June 30, 2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets
Cash and cash equivalents	2,709,805	2,709,805	1,548,744	1,548,744
Cash investments	775,502	775,502	318,111	318,111
Trade accounts receivable	2,210,090	2,210,090	2,092,393	2,092,393
Credits with related parties			1,573,756	1,667,936
Loans and financing	6,868	6,868	—	—
Derivatives	29,179	29,179	—	—
Other assets	234,440	234,440	262,090	262,090
Liabilities
Accounts payable and accrued expenses	2,072,279	2,072,279	1,362,300	1,362,300
Loans and financing	3,571,999	3,597,016	3,495,697	3,509,473
Debentures	1,091,906	1,058,712	1,090,719	1,113,079
Derivatives	222,073	222,073	237,238	237,238
Dividends/ interest on shareholders´ equity	516,469	516,469	411,894	411,894
Treasury shares	(20,846)	(87,219)	(20,846)	(50,332)
Other liabilities	969,438	969,438	1,046,717	1,046,717

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

b.	Financial Instruments per Category

The book balances of financial instruments per category are as follows:

	June 30, 2009
	Receivables, loans and liabilities at amortized cost	At fair value with gains and losses recognized in income (loss)	Total
Assets
Cash and cash equivalents	—	1,548,744	1,548,744
Cash investments	—	318,111	318,111
Trade accounts receivable	2,092,393	—	2,092,393
Credits with related parties	1,573,756	—	1,573,756
Other assets	262,090	—	262,090

Total	3,928,239	1,866,855	5,795,094

Liabilities
Accounts payable and accrued expenses	1,362,300	—	1,362,300
Loans and financing	3,495,697	—	3,495,697
Debentures	1,090,719	—	1,090,719
Derivatives	—	237,238	237,238
Dividends/ interest on shareholders’ equity	411,894	—	411,894
Treasury shares	(20,846)	—	(20,846)
Other liabilities	1,046,717	—	1,046,717

Total	7,386,481	237,238	7,623,719

	December 31, 2008
	Receivables, loans and liabilities at amortized cost	At fair value with gains and losses recognized in income (loss)	Total
Assets
Cash and cash equivalents	—	2,709,805	2,709,805
Cash investments	—	775,502	775,502
Trade accounts receivable	2,210,090	—	2,210,090
Loans and financing	6,868	—	6,868
Derivatives	—	29,179	29,179
Other assets	234,440	—	234,440

Total	2,451,398	3,514,486	5,965,884

Liabilities
Accounts payable and accrued expenses	2,072,279	—	2,072,279
Loans and financing	3,571,999	—	3,571,999
Debentures	1,091,906	—	1,091,906
Derivatives	—	222,073	222,073
Dividends/ interest on shareholders’ equity	516,469	—	516,469
Treasury shares	(20,846)	—	(20,846)
Other liabilities	969,438	—	969,438

Total	8,201,245	222,073	8,423,318

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

The Company and its subsidiaries had no financial instruments classified as held to maturity and available for sale at the balance sheet date.

c.	Credit risk

The concentration of credit risk related to trade accounts receivables is immaterial due to the diversification of its portfolio and the monitoring controls applied. Doubtful receivables are adequately covered by an allowance for potential losses. (See note 12.)

Transactions with financial institutions (short-term investments and loans and financing) are conducted with prime banks, avoiding concentration risks.

d.	Exchange rate risk

Brasil Telecom S.A. has loans and financing denominated in foreign currency. The risk associated with these liabilities is related to the possibility of fluctuations in exchange rates that could increase their balances. The loans subject to this risk represent approximately 14.2% (16.7% as of December 31, 2008) of the total loan and financing liabilities, less the foreign exchange hedging transactions contracted. In order to minimize this type of risk, the subsidiary has been entering into foreign exchange hedging contracts with financial institutions. Of the debt portion in foreign currency, 26.9% (60.5% as of December 31, 2008) is hedged by exchange rate swap and US dollar options, and foreign currency-denominated cash investments. The unrealized positive or adverse effects on hedging transactions, under exchange rate swaps and US dollar options, are recorded in the statement of income as earnings or losses, according to the status of each contract.

Exchange rate exposure at the balance sheet date, at carrying amount and fair value, was as follows:

	December 31, 2008		June 30, 2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets
Derivatives	29,179	29,179	—	—

Total	29,179	29,179	—	—

Current assets	29,179	29,179	—	—
Long-term assets	—	—	—	—

	December 31, 2008		June 30, 2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Liabilities
Loans and financing	779,932	763,571	645,075	658,731
Derivatives	222,073	222,073	237,238	237,238

Total	1,002,005	985,644	882,313	895,969

Current liabilities	230,773	230,150	261,996	262,825
Long-term liabilities	771,232	755,494	620,317	633,144

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

Derivatives

In accordance with investment policies approved by the Board of Directors in May 2007, Brasil Telecom S.A. is allowed to enter into derivative transactions, without leverage, with prime financial institutions, in order to implement investment strategies and to hedge debts. The investment limits in derivative transactions cannot exceed 10% of the higher of the subsidiary’s total investments and total foreign-currency denominated debt exposed to exchange rate changes. Transactions of this type can only be entered into after being approved by management, in accordance with formally established procedures.

Internal controls are maintained to ensure timely monitoring of foreign exchange risks. Since the subsidiary has derivative investments for debt hedge, the management and evaluation of the results from these transactions only consider the reduction or elimination of the effects of fluctuations in exchange rates on its debt.

The amounts of the derivatives are summarized as follows:

	Maturity	Notional amount			Fair Value		Accumulated effect – current period
							Amount payable	Amount payable
		12/31/2008		06/30/2009	12/31/2008	06/30/2009	12/31/2008	06/30/2009
Swap contracts
Asset position
Foreign currency - yen (i)	Set/09 to Mar/11		280,703	222,515	277,774	177,412	277,774	177,412
Liability position
Interest rate - Interbank Certificate of Deposit (CDI) (i)	Set/09 to Mar/11		(280,703)	(222,515)	(499,428)	(414,650)	(499,428)	(414,650)
Net amount			—	—	(221,654)	(237,238)	(221,654)	(237,238)
Options contracts
Holder position - Call
Foreign currency – dollar (i)	Feb/09	US$	80,000		29,179		—	—
Writer position - Put
Foreign currency – dollar (ii)	Feb/09		(US$64,000)		(419)		(419)	—

(i)	Yen to CDI Swap (Plain Vanilla)

In 2004, Brasil Telecom S.A. entered into foreign exchange swap transactions (plain vanilla) in order to hedge cash flows related to its yen-denominated liabilities with final maturity in March 2011. Under these contracts, the subsidiary has an asset position in yens, plus fixed interest rate, and a liability position tied to a percentage of a one-day interest rate (CDI), thus hedging against the foreign exchange fluctuation risk of the yen against the Brazilian real, which in effect represented a swap of yen cost of +1.92% per year with an average weighted rate of 95.91% at the balance sheet date. Such contracts were entered into with the following prime financial institutions: Citibank N.A. – Brazilian branch, Citibank DTVM S.A., Banco Citibank S.A., Banco JP Morgan S.A. and Banco Santander Brasil S.A. These transactions were duly registered at the Clearinghouse for the Custody and Financial Settlement of Securities (CETIP S.A.) and there is no required guarantee margin on these contracts.

As the asset flows of swap contracts will be fully offset against the liability flows of the yen-denominated debt, Brasil Telecom S.A. considers that the risk of being in default with a one-day interest rate (CDI) is an increase in the CDI.

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

Sensitivity Analysis of Exchange Rate Changes (unaudited)

At the balance sheet date, management estimated the probable scenario of depreciation of the Brazilian real against other currencies based on the closing dollar exchange rate (sell PTAX). The same US dollar rate at the balance sheet date was used for the probable scenario rate. The probable rate was then depreciated by 25% and 50%, serving as a parameter for the possible and remote scenarios, respectively.

Exchange Rate Scenarios

	Probable scenario		Possible scenario		Remote scenario
	Benchmark rate	Depreciation	Benchmark rate	Depreciation	Benchmark rate	Depreciation
Dollar	1.95	0.0%	2.44	25%	2.93	50%
Yen	0.20	0.0%	0.03	25%	0.03	50%
Cesta	0.04	0.0%	0.05	25%	0.06	50%

As of June 30, 2009, management estimated a future outflow for the payment of interest and principal of its debts pegged to foreign exchange rates based on interest rates prevailing at balance sheet date and the foreign exchange rates above, also assuming that all interest and principal payments would be made on scheduled maturity dates. The impact of hypothetical depreciation of the Brazilian real in relation to other currencies can be measured by the difference in the future flows in the possible and remote scenarios compared to the probable scenario, where there is no estimate of depreciation. Such sensitivity analysis considers payment outflows in future dates. Thus, the sum of the amounts for each scenario is not equivalent to the fair value, or even the present value of liabilities.

Transaction	Individual risk	Future payment outflows by period
		Up to 1 year	1 to 3 years	3 to 5 years	Total
Probable scenario
US dollar debts	Increase in dollar rate	50,287	89,875	474,613	614,775
Yen debts	Increase in yen rate	92,222	89,487	-	181,709
Derivatives (net position - yen)	Decrease in yen rate	(90,326)	(88,626)	—	(178,952)
Currency basket debts	Increase in currency basket rate	35,685	27,378	—	63,063

Total pegged to exchange rate		87,868	118,114	474,613	680,595

Possible scenario
US dollar debts	Increase in dollar rate	62,859	112,344	593,266	768,469
Yen debts	Increase in yen rate	115,278	111,859	—	227,137
Derivatives (net position - yen)	Decrease in yen rate	(112,908)	(110,783)	—	(223,691)
Currency basket debts	Increase in currency basket rate	44,606	34,223	—	78,829

Total pegged to exchange rate		109,835	147,643	593,266	850,744

Remote scenario
US dollar debts	Increase in dollar rate	75,431	134,813	711,920	922,164
Yen debts	Increase in yen rate	138,333	134,231	—	272,564
Derivatives (net position - yen)	Decrease in yen rate	(135,489)	(132,939)	—	(268,428)
Currency basket debts	Increase in currency basket rate	53,528	41,067	—	94,595

Total pegged to exchange rate		131,803	177,172	711,920	1,020,895

Impacts
Possible scenario - probable scenario		21,967	29,529	118,653	170,149
US dollar		12,572	22,469	118,653	153,694
Japanese yen		474	215	—	689
Currency basket		8,921	6,845	—	15,766
Remote scenario - probable scenario		43,935	59,058	237,307	340,300
US dollar		25,144	44,938	237,307	307,389
Japanese yen		948	431	—	1,379
Currency basket		17,843	13,689	—	31,532

Note: There are no outflows in periods higher than five years.

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

The fair value of instruments subject to foreign exchange risk would be impacted as follows in the estimated scenarios:

Impacts on fair value of liability instruments

Transaction	Risk	Balance at 06/30/2009
Probable scenario
US dollar debts	Increase in dollar rate	433,856
Yen debts	Increase in yen rate	176,331
Derivatives (net position - yen)	Decrease in yen rate	(177,411)
Currency basket debts	Increase in currency basket rate	58,470

Total pegged to exchange rate		491,246

Possible scenario
US dollar debts	Increase in dollar rate	542,320
Yen debts	Increase in yen rate	220,413
Derivatives (net position - yen)	Decrease in yen rate	(221,764)
Currency basket debts	Increase in currency basket rate	73,088

Total pegged to exchange rate		614,057

Remote scenario
US dollar debts	Increase in dollar rate	650,784
Yen debts	Increase in yen rate	264,496
Derivatives (net position - yen)	Decrease in yen rate	(266,117)
Currency basket debts	Increase in currency basket rate	87,706

Total pegged to exchange rate		736,869

Impacts
Possible scenario - probable scenario		122,811
US dollar		108,464
Japanese yen		(271)
Currency basket		14,618
Remote scenario - probable scenario		245,623
US dollar		216,928
Japanese yen		(541)
Currency basket		29,236

e.	Interest rate risk

Assets

Cash equivalents and financial investments in local currency are kept in financial investment funds (FIFs) exclusively managed for the Company and investments in its own portfolio of private securities (floating rate bank certificates of deposit - CDBs) issued by prime financial institutions.

The Company has also granted a loan to the company that manufactures telephone directories, which earns interest based on the IGP-DI (General Price Index - Domestic Supply). The Company also has fixed income securities (CDBs) invested in Banco de Brasília S.A., related to the guarantee for the credit incentive granted by the government of the Federal District, under the “Program for Economic Sustainable Development in the Federal District” (PRO-DF), which earn interest from 94% to 97% of the SELIC interest rate.

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

The interest rate risk linked to such assets arises from the possibility of fluctuations in these rates and consequent decrease in return on these assets.

These assets are presented in the balance sheet as follows:

	Carrying amount and fair value
	12/31/2008	06/30/2009
Assets
Cash equivalents	2,541,878	1,411,120
Cash investments	775,502	318,111
Loans and financing	—	1,573,756
Other assets	12,299	13,363

Total	3,329,679	3,316,350

Current	3,319,138	1,731,083
Long-term	10,541	1,585,267

Liabilities

Brasil Telecom S.A. has loans and financing in local currency subject to the following indexes: Long-term Interest Rate (TJLP), Monetary Unit of the National Bank for Economic and Social Development (UMBNDES), Interbank Certificate of Deposit (CDI) and General Price Index - Domestic Supply (IGP-DI), as well as financing in foreign currency subject to the YEN LIBOR and LIBOR indexes. It also has a CDI exposure arising from swap contracts, the purpose of which is to hedge its yen-denominated liabilities, as mentioned in note 28.d. There are no other derivative transactions to hedge the liabilities against the interest rate risk.

Furthermore, Brasil Telecom S.A. issued public debentures, not convertible into or exchangeable for shares. These liabilities were contracted at an interest rate pegged to the CDI.

The risk inherent to these liabilities arises from the possibility of fluctuations in those rates. However, the subsidiary continuously monitors the market rates to evaluate the possibility of entering into derivative contracts to hedge against the risk of fluctuations in these rates.

Sensitivity Analysis of Interest Rate Changes

The Company understands that the most significant risk related to interest rate changes arises from its liabilities subject to the CDI and TJLP. The risk is associated to an increase in those rates.

At the balance sheet date, management estimated a probable scenario of changes in interbank deposit rates (DIs) and TJLP. The rates prevailing at the balance sheet date were used in the probable scenario. These rates have been stressed by 25% and 50%, and used as benchmark for the possible and remote scenarios.

Interest exchange rate scenario

Probable scenario		Possible scenario		Remote scenario
CDI	TJLP	CDI	TJLP	CDI	TJLP
8.96% p.a.	6.25% p.a.	11.20% p.a.	7.81% p.a.	13.44% p.a.	9.38% p.a.

As of June 30, 2009, management estimated a future outflow for the payment of interest and principal of its debts pegged to CDI and TJLP based on the interest rates above, also assuming that all interest and principal payments would be made on scheduled maturity dates. The impact of hypothetical increase of interest rates can be measured by the difference in the future flows in the possible and remote scenarios compared to the probable scenario, where there is no estimate

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

of increase. Such sensitivity analysis considers payment outflows in future dates. Thus, the aggregate of the amounts for each scenario is not equivalent to the fair value, or even the present value of these liabilities. The fair value of these liabilities, should the Company’s credit risk remain unchanged, would not be impacted in the event of fluctuations in interest rates, as the interest rates used to estimate future cash outflows would be the same which adjust such flows to present value.

Future interest payment outflows by period

Transaction	Individual risk	Up to 1 year	1 to 3 years	3 to 5 years	Above 5 years	Total
Probable scenario
CDI pegged debts	CDI increase	134,417	223,427	43,780	—	401,624
Derivatives (net position - CDI)	CDI increase	107,183	121,538	—	—	228,721
TJLP pegged debts	TJLP increase	242,598	305,329	119,835	20,842	688,604

Total pegged to interest rates		484,198	650,294	163,615	20,842	1,318,949

Possible scenario
CDI pegged debts	CDI increase	156,100	262,597	51,449	—	470,146
Derivatives (net position - CDI)	CDI increase	109,265	128,300	—	—	237,565
TJLP pegged debts	TJLP increase	249,150	344,560	180,402	35,293	809,405

Total pegged to interest rates		514,515	735,457	231,851	35,293	1,517,116

Remote scenario
CDI pegged debts	CDI increase	177,551	301,376	59,041	—	537,968
Derivatives (net position - CDI)	CDI increase	111,331	135,124	—	—	246,455
TJLP pegged debts	TJLP increase	255,670	384,436	243,730	51,012	934,848

Total pegged to interest rates		544,552	820,936	302,771	51,012	1,719,271

Impacts
Possible scenario - probable scenario		30,317	85,163	68,236	14,451	198,167
CDI		23,765	45,932	7,669	—	77,366
TJLP		6,552	39,231	60,567	14,451	120,801
Remote scenario - probable scenario		60,354	170,642	139,156	30,170	400,322
CDI		47,282	91,535	15,261	—	154,078
TJLP		13,072	79,107	123,895	30,170	246,244

f.	Liquidity Risk

The cash flows from operations and third-party financing are used by the Company to defray capital expenses on the expansion and modernization of the network, payment of dividends, prepayment of debts and investments in new businesses.

g.	Risk of Early Maturity of Loans and Financing

The nonperformance of debts in some consolidated debt instruments of the Company and its subsidiaries can typify the accelerated maturity of other debt instruments. The impossibility to incur in new debts might prevent such companies from investing in their business and incur in required or advisable capital expenditures, which would reduce future sales and adversely impact their profitability. Additionally, the funds necessary to meet the payment commitments of the loans taken can reduce the amount of funds available for capital expenditures.

If the covenants set out in the agreement between the Company and JBIC are not met in the period ending September 30, 2009 and if JBIC does not waive this right, the Company might be required to settle the debt. Non-settlement represents an agreement default event, which could result in default events and or the acceleration of maturity of other financing and loans. If a default event occurs, the entire debt under agreements encompassing cross-default clauses would be classified as short-term liabilities which, as of June 30, 2009, totaled R$3,867,074.

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

h.	Risks Related to Contingencies

Contingencies are assessed according to probable, possible or remote loss risk. The contingencies for which an unfavorable outcome is regarded as probable are recorded in liabilities. Details on these risks are presented in note 22.

i.	Regulatory risk

Regulatory risks are related to the STFC activity, which is the most important sector in which Brasil Telecom S.A. operates.

Concession Agreements

Brasil Telecom S.A. has entered into local and domestic long distance concession agreements with ANATEL, effective from January 1, 2006 to December 31, 2025. These agreements, which provide for revisions on a five-year basis, in general have a higher degree of intervention on management of the businesses and several provisions defending the consumer’s interests, as understood by the regulatory agency. The main highlights are:

(i)	The public concession fee is defined as 2% of income net of taxes, calculated every two years, starting 2006, and the first payment was made on April 30, 2007. This will occur successively until termination of the concession. This calculation method, as regards its accrual, corresponds to 1% for each fiscal year;

(ii)	The definition of new universal service goals, particularly the mandatory offer of the AICE (Special Class Individual Access), and the installation of network infrastructure for connection to high-capacity access networks;

(iii)	The Regulatory Agency can impose alternative mandatory offer plans;

(iv)	Introduction of the Regulatory Agency’s right to intervene in and change the concessionaire’s agreements with third parties;

(v)	Classification of the parent company’s, subsidiary’s, associate’s and third parties’ assets, indispensable for the concession, as returnable assets; and

(vi)	Establishment of a users’ council in each concession.

Interconnection tariffs are defined as a percentage of the public local and domestic long distance tariff until the effective implementation of a cost model by service/modality, which is scheduled for 2009, pursuant to the models defined by the Separation and Accounting Allocation Regulations (Resolution 396/05).

29.	Subsequent events

Corporate Restructuring

Telemar Norte Leste S.A. (“Telemar”) or (“TMAR”), indirect parent of the Company, started the first phase of the corporate restructuring process of the Company and Brasil Telecom S.A. to streamline the control structure and use the synergies between activities to increase operating efficiency.

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

On December 19, 2008, the National Telecommunications Agency (ANATEL) issued Act 7828, whereby the Executive Board granted prior approval for the subsequent corporate acts regarding the merger of the companies or the merger of the shares of the companies Invitel, Solpart and the Company by TMAR.

For this purpose, on June 23, 2009 TMAR conducted takeover bids (“OPAs”) of the common shares of the Company and Brasil Telecom S.A., duly registered with the CVM pursuant to the Mandatory OPAs registration requirements. The takeover bids assured the payment to non–controlling shareholders of a minimum price equal to 80% of the price paid for the control bloc shares, R$61.63 for the Company’s shares and R$57.76 for Brasil Telecom S.A.’s shares, adjusted by the declared proceeds and the fluctuation of the average daily interbank deposit rate (CDI) from January 1, 2008 until the bid settlement date, resulting in the amounts of R$64.71 and R$60.64, respectively.

In accordance with the Material Fact disclosed on July 15, 2009 and the amendment to this Material Fact issued on July 21, 2009, the first phase of the corporate restructuring was undertaken on July 31, 2009 and consisted of series of mergers, carried out pursuant to Articles 230 and 252 of the Brazilian Corporate Law by subsidiaries of TMAR, as described below.

(i)	merger of Invitel by its subsidiary Solpart, with absorption of the equity of Invitel by Solpart and the resulting termination of Invitel.

The net assets of Invitel merged by Solpart totaled R$384,309, without resulting in a capital increase of Solpart; the amount was fully recorded under a capital reserve, as set out in Article 200 of the Brazilian Corporate Law.

As a result of the merger of Invitel, 0.0005583097 Solpart common shares were attributed for each Invitel common share and 0.0020717787 Solpart preferred shares were attributed for each Invitel preferred share (substitution ratio).

Invitel’s treasury shares were canceled with the merger. Solpart did not have any treasury shares.

(ii)	merger of Solpart by its parent Copart 1, with absorption of the equity of Solpart by Copart 1 and the resulting termination of Solpart.

The net assets of Solpart merged by Copart 1 totaled R$23,900, without resulting in a capital increase of Copart 1; the amount was fully recorded under a capital reserve, as set out in Article 200 of the Brazilian Corporate Law.

(iii)	merger of Copart 1 by the Company., with absorption of the equity of Copart 1 by the Company, through which Coari, holder of all the shares of Copart 1, received the Company shares in substitution for its Copart 1 shares, which was terminated.

The net assets of Copart 1 merged by the Company totaled R$3,973,694, without resulting in a capital increase of Brasil Telecom S.A.; the amount was fully recorded under a capital reserve, as set out in Article 200 of the Brazilian Corporate Law.

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

As a result of the merger of Copart 1, 0.0109674283 the Company common shares were attributed for each Copart 1 common share and 0.00691600894 the Company preferred shares were attributed for each Copart 1 preferred share (substitution ratio).

The Company holds 1,480,800 common shares in treasury, which have been kept in treasury.

(iv)	merger of Copart 2 by Brasil Telecom S.A., with absorption of the equity of Copart 2 by the Company, through which Coari, holder of all the shares of Copart 2, received Brasil Telecom S.A. shares in substitution for its Copart 2 shares, which was terminated.

The net assets of Copart 2 merged by the Company totaled R$369,164, without resulting in a capital increase of Brasil Telecom S.A.; the amount was fully recorded under a capital reserve, as set out in Article 200 of the Brazilian Corporate Law.

As a result of the merger of Copart 2, 0.0005041618 Brasil Telecom S.A. common shares were attributed for each Copart 2 common share and 0.0471152627 Brasil Telecom S.A. preferred shares were attributed for each Copart 2 preferred share (substitution ratio).

Copart 2 did not have treasury shares. Brasil Telecom S.A. holds 13,231,556 own preferred shares in treasury, which have been kept in treasury.

All appraisals of the equities and net assets of the merged companies have been conducted by specialized companies, in compliance with Articles 226 and 227 of the Brazilian Corporate Law, based on book values as of May 31, 2009, adjusted by corporate events that occurred from this date to the mergers’ date (July 31, 2009) and the most significant subsequent events. Other changes in financial position have been recorded by the merging company.

As required by Law 6404/76 (Brazilian Corporate Law), the mergers have been submitted to and approved by the shareholders of Invitel, Solpart, Copart 1, Copart 2, Brasil Telecom S.A. and the Company, at the Shareholders’ Meetings of said companies held on July 31, 2009.

The shareholding structure of the Company and Brasil Telecom S.A. after the takeover bids and the first phase of the corporate restructuring is as follows:

Shareholding structure – Brasil Telecom Participações S.A.

Shareholder	Common shares	%	Preferred shares	%	Total	%
Coari	121,545,213	90.68%	76,645,842	33.33%	198,191,055	54.45%
Minorities	11,005,675	8.21%	153,291,683	66.67%	164,297,358	45.14%
Treasury shares	1,480,800	1.10%	—	0.00%	1,480,800	0.41%

Total	134,031,688	100.00%	229,937,525	100.00%	363,969,213	100.00%

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

Shareholding structure – Brasil Telecom S.A.

Shareholder	Common shares	%	Preferred shares	%	Total	%
BRTP	247,317,180	99.09%	120,911,021	38.83%	368,228,201	65.64%
Coari	630,872	0.25%	58,956,665	18.94%	59,587,537	10.62%
Minorities	1,648,997	0.66%	118,253,998	37.98%	119,902,995	21.37%
Treasury shares	—	0.00%	13,231,556	4.25%	13,231,556	2.36%

Total	249,597,049	100.00%	311,353,240	100.00%	560,950,289	100.00%

The goodwill originally recorded by Copart 1 and merged by the Company arises partly from the merger of Solpart by Copart 1 and partly from the merger of Invitel by Solpart, in the total nominal amount of R$8,235,520, related to the acquisition of 100% of the shares of Invitel and 35.52% of the shares of the Company. Recorded goodwill is based on the appreciation of the property, plant and equipment and the Switched Fixed Telephony Services (STFC) concession right of Brasil Telecom S.A. As a result of the merger of Copart 1 by the Company, goodwill will be amortized in books by Brasil Telecom S.A. pursuant to prevailing tax and accounting legislation, and will not generate any tax utilization in the first phase of the corporate restructuring.

The goodwill originally recorded by Copart 2 and merged by Brasil Telecom S.A., in the amount of R$737,664, arises from the acquisition of 10.62% of the shares of Brasil Telecom S.A. and is based on the appreciation of the property, plant and equipment and the Switched Fixed Telephony Services (STFC) concession right of Brasil Telecom S.A. As a result of the merger of Copart 2 by Brasil Telecom S.A., goodwill will be amortized in books by Brasil Telecom S.A., pursuant to prevailing tax and accounting legislation, and will generate tax utilization.

As disclosed by TMAR in a material fact of April 25, 2008, there will be a second phase of the corporate restructuring that will involve the following stages:

i) Stage 2: merger of the Company by Brasil Telecom S.A. with the absorption of the Company’s equity by Brasil Telecom S.A. and resulting termination of the Company, which will transfer its shareholders to Brasil Telecom S.A.

ii) Stage 3: merger of Brasil Telecom S.A.’s shares by Coari, subsidiary of TMAR, to transform Brasil Telecom S.A. into a wholly-owned subsidiary of Coari (“Merger of Brasil Telecom S.A.’s Shares”).

(iii) Stage 4: merger of Coari by Telemar, with absorption of the equity of Coari by Telemar and resulting termination of Coari, which will transfer Coari shareholders to Telemar (“Merger of Coari”).

Brasil Telecom Participações S.A.

Notes to the unaudited interim financial statements

Six month periods ended June 30, 2008 and 2009

Expressed in thousands of Brazilian Reais

The resulting corporate structure after Stage 2 will be as follows:

ON - Registered common shares; PN - Registered preferred shares.

Under the U.S. Securities Act of 1993, the merger of the Company (Stage 2) is subject to the registration of the shares to be issued by the Company. The shareholders’ Meetings of the Company and Brasil Telecom S.A., which will decide on the Merger of the Company, will be called in due time and should be held within approximately 30 days after the Registration Statement of such shares is declared effective by the Securities and Exchange Commission (SEC).

Except for what has been previously disclosed, the structure and the terms and conditions of the Merger of the Company’s Shares (Stage 3) and the Merger of Coari (Stage 4) are subject to breakdowns based on analyses and studies that are being carried out by the companies’ managements, and the completion of the preparatory documents necessary to obtain the approval of the listing of Coari and Telemar shares in the New York Stock Exchange and the registration of such shares with the Securities and Exchange Commission (SEC) and the São Paulo Stock and Mercantile Exchange BM&FBOVESPA.

On August 7, 2009, the Supervisory Boards and the management of the Company and Brasil Telecom S.A. approved the merger of the Company by Brasil Telecom S.A.